AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JANUARY 24, 2024

ERC COMMUNITIES 1, INC.

650 East Bloomingdale Avenue Brandon, FL 33511

(813) 621-5000

Up to 5,000,000 shares of Class A Common Stock

Minimum investment 100 shares of Class A Common Stock $1,000

The offering price has been arbitrarily determined by the company. The company does not currently intend to list its Class A Common Stock for trading on a national securities exchange or to apply for trading or quotation of its Class A Common Stock on an over-the-counter market, and investors should therefore be prepared to hold their shares indefinitely.

SEE “SECURITIES BEING OFFERED” AT PAGE 36

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Price Per share	$10.00	$0.65	$9.35	$0
Total Maximum	$50,000,000	$3,291,500.00	$46,708,500	$0

(1)	The company has engaged DealMaker Securities LLC, member FINRA/SIPC (“Broker”) and its affiliates, to perform administrative and technology related functions in connection with this offering (the “Offering”), but not for underwriting or placement agent services. Once the United States Securities and Exchange Commission (the “SEC”) has qualified the offering statement (the “Offering Statement”) and this Offering commences, the Broker will receive a cash commission equal to 6.5% of the amount raised in the Offering. Additionally, the Broker and its affiliates will receive certain other fees. The cash commissions and certain other fees in aggregate shall not exceed a maximum compensation limit for this offering of $3,291,500, (6.58%). See “Plan of Distribution” for details.

(2)	The company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $80,000 regardless of the number of shares that are sold in this offering. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $3,000,000.

No Escrow Agent has been retained as part of this Offering.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. Unless terminated, at least every 12 months after the Offering Statement has been qualified by the SEC, the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The company may undertake one or more closings on a rolling basis. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings on at least a monthly basis. Assuming additional information does not need to be provided for due diligence (AML/KYC) and the investment has been funded it will take up to three business days to determine whether a subscription agreement has been accepted or rejected. In the event additional information is required from the subscriber, within three business days, Dealmaker will reach out to the subscriber for that information.

After each closing, funds tendered by investors will be held in a segregated account owned by the company, but with viewing privileges assigned to our broker-dealer, DealMaker, and will remain in that account until cleared. For details, see “Process of Subscribing.” As there is no minimum offering, provided that an investor purchases shares in the amount of the minimum investment, $1,000 (100 shares), upon the clearance of any subscription to this Offering Circular and receipt of funds, the company may immediately deposit those funds into the bank account of the company and may use the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the company from subscribers for this Offering will be available for use by the company upon acceptance of subscriptions and receipt of funds for the Securities by the company.

Each holder of ERC 1’s Class A Common Stock (“Class A Common Stock”) and each holder of ERC 1’s Class A Preferred Stock (“Class A Preferred Stock”) is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of Class A Common Stock will vote together with the holders of the Class B Common Stock (“Class B Common Stock”), and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC 1. Each holder of Class B Common Stock shall be entitled to five votes per share of Class B Common Stock. Holders of the Class B Common Stock (the “Common Stock”) will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on [__________], 2024.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular (the “Offering Circular”), the term “ERC Communities,” “ERC Communities 1,” “ERC 1,” “we,” “us” “our” or “the company” refers to ERC Communities 1, Inc., (f/k/a ERC Homebuilders 1, Inc.) a Delaware corporation and its subsidiary ERC Zephyrhills, LLC (“ERC Zephyrhills”).

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Overview

ERC Communities 1, Inc., a Delaware corporation aims to develop manufactured home rental communities (“MHR”) in Florida and then expand to other state specific locations in the United States. These communities are also often referred to as “Built for Rent” communities.

ERC 1 was incorporated in Delaware on October 24, 2018, as ERC Home Builders South Florida, Inc. On February 19, 2019, the company changed its name to ERC Homebuilders 1, Inc., and then subsequently changed its name to ERC Communities 1, Inc. on December 3, 2020. ERC 1 is a subsidiary of ERC Communities, Inc., (“ERC Parent”). ERC Communities 1 is currently the only operating subsidiary of ERC Parent.

As of January 24, 2024, ERC Communities 1 has one wholly owned subsidiary, ERC Zephyrhills, LLC (“ERC Zephyrhills”), a Florida limited liability. ERC Zephyrhills owns three parcels of land for development: (i) a 60-unit development site in Zephyrhills, Florida (“ERC Zephyrhills 1”) acquired in August 2020, (ii) a 60-unit site adjacent to the existing site (“ERC Zephyrhills 2”) was acquired in September 2022 and (iii) an additional 65-unit site adjacent to the existing sites (“ERC Zephyrhills 3”) was acquired in July 2023. The company is not currently profitable.

Below are approximate statistics related to each property that the company owns as of January 24, 2024.

STATISTICS	ERC ZEPHYRHILLS 1	ERC ZEPHYRHILLS 2	ERC ZEPHYRHILLS 3
PROPERTY INFORMATION
Purchase Price	$750,000	$650,000	$550,000
Development Costs	Approximately $11,150,000	Approximately $11,350,000	Approximately $12,500,000
Funding	ERC Zephyrhills has secured: • A $1,200,000 mortgage loan at 11.75% interest rate has been secured by Zephyrhills 1 and Zephyrhills 2.

ERC Zephyrhills has secured:

•      A $1,200,000 mortgage loan at 11.75% interest rate has been secured by Zephyrhills 1 and Zephyrhills 2.

•      Shareholder advances: $113,000 at 12% interest rate and

•      $37,000 from the sale of shares pursuant to Regulation D

			ERC Zephyrhills has secured a short term mortgage funding for $367,000 at 15% interest rate for the site.
Status	The ground has been cleared and the permits are in place for site development.	The company has not yet broken ground on this project. The rezoning application is in process.	The company has not yet broken ground on this project.
Address	39575 North Avenue, Zephyrhills, FL 33542	Adjoining land next to 39575 North Avenue, Zephyrhills, FL 33542	6042 23rd St., Zephyrhills, FL 33542
Intended Number of Units on the Property	60	58	65
Total Property Acreage	9.34 acres	9.77 acres	9.75
Approximate square foot of each manufactured home	1,375 square feet	1,375 square feet	1,375 square feet
Number of Bedrooms	3	3	3
Number of Bathrooms	2	2	2
Backyard	Yes	Yes	Yes
Parking Slab	Yes	Yes	Yes
Community Amenities	Picnic areas	Picnic areas	Picnic areas

*The company reserves the right to change the above estimated statistics if management believes it is in the best interest of the company.

Below are related party fees that the company pays to its manager, ERC Parent:

PAYMENT	DESCRIPTION	AMOUNT	PAYOR	PAYEE	TOTAL AMOUNT ANNUALLY
Management Services	ERC Parent provides the following services to ERC Communities 1: • Supervision the operations of ERC 1 • Management of all necessary negotiations relating to the business, personnel, etc.	A monthly payment of 3.0% of the assets under development.	ERC Communities 1, Inc.	ERC Parent	2021: Payment of fees were waived by ERC Parent. 2022: Payment of fees were waived by ERC Parent. 2023: Payment of fees were waived by ERC Parent.

The Offering

Securities offered	Up to 5,000,000 shares of Class A Common Stock.

Class A Stock Common outstanding before the offering	131,898 shares of Class A Common Stock.

Class B Stock Common outstanding before the offering	16,000,000 shares of Class B Common Stock.

Class A Preferred Stock outstanding before the offering	141,308 shares of Class A Preferred Stock.

Class A Common Stock outstanding after the offering	2,608,968 shares of Class A Common Stock

Share Price	$10.00 per share

Minimum Investment	$1,000 (100 shares)

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our Offering Statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary Risk Factors

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	This is a relatively early stage company and have not yet generated any yearly profits.

•	The company’s auditor has issued a “going concern” opinion.

•	The company has minimal operating capital and no revenue from operations.

•	The success of ERC 1’s business is dependent on purchasing large and specific parcels of land at favorable prices.

•	The company plans to raise significantly more capital and future fundraising rounds could result in dilution.

•	Your investment is directly affected by general economic and regulatory factors that impact real estate investments.

•	General economic conditions and the concentration of our properties in Florida may affect our ability to sell the properties and/or to generate sufficient revenue.

•	Success in the real estate industry can be highly unpredictable and there is no guarantee the company’s business model will be successful in the market.

•	The company may not secure pre-commitments for developments prior to breaking ground.

•	If we successfully develop our manufactured homes and Build-For-Rent communities but are not able to sell them in a timely manner, we may need to operate the and manage the properties as owners, which would add additional operational expenses and may result in significant losses.

•	Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.

•	Our operating results may be negatively affected by potential development and construction delays and the resulting increase in costs and risks.

•	Potential development and construction delays and increases in the prices of building materials due to tariffs or other reasons and resultant increased costs and risks may hinder our operating results and decrease our net income.

•	Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

•	The costs of complying with environmental laws and other governmental laws and regulations may adversely affect us.

•	ERC 1 operates in a highly competitive market.

•	Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

•	The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

•	The company has concentrated its investments single-family homes to be built in smaller groupings, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

•	The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.

•	The company’s development and construction of properties depends on its ability to obtain favorable mortgage financing and, in some cases, guarantees.

•	ERC 1 depends on a small management team and may need to hire more people to be successful

•	The company will require a chief operating officer, who has not yet been hired.

•	The Company’s business could be harmed by the occurrence of natural disasters or other emergencies, including the COVID-19 pandemic or other pandemic diseases.

•	Holders of our Preferred Stock are entitled to payments prior to the payment of dividends to holders of our Common Stock.

•	Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

•	Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors.

•	The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains.

•	The company is responsible for certain administrative burdens relating to taxation.

•	The Offering price has been arbitrarily set by the company.

•	There is no minimum amount set as a condition to closing this offering.

•	The officers of ERC 1 control the company and the company does not currently have any independent directors.

•	There is no current market for ERC 1’s shares.

•	There are conflicts of interest between the company, its management and their affiliates.

•	The interests of ERC 1, ERC Parent and the company’s other affiliates may conflict with your interests.

•	Loans issued by ERC Parent to ERC 1 may not be made at arm’s length.

•	ERC Parent and ERC 1 may share some services.

•	If our manager, ERC Parent, were to file for bankruptcy or otherwise liquidate our results and operations could be negatively affected.

•	The exclusive forum provisions in the company’s Certificate of Incorporation and the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks relating to our business

This is a relatively early stage company and have not yet generated any yearly profits. The company was incorporated in October 2018. It is a relatively early stage company that has not yet built the manufactured homes or Build-For-Rent communities. There is no history upon which an evaluation of its past performance and future prospects can be made. Statistically, most startup companies fail. Further, we will only be able to pay dividends on any shares once our directors determine that we are financially able to do so, and only after paying dividends to the holders of our Preferred Stock. Since inception, we have not generated annual revenues to cover operational expenses. There is no assurance that we will be consistently profitable in the next three years or generate sufficient revenues to pay dividends to the holders of our shares.

The company’s auditor has issued a “going concern” opinion. ERC 1’s auditor has issued a “going concern” opinion on its financial statements, which means the company may not be able to succeed as a business without additional financing. ERC 1 was incorporated in October 2018. Since inception, the company has relied on advances from affiliates to fund its operations. As of June 30, 2023, the company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the company’s ability to continue as a going concern

The company has minimal operating capital and no revenue from operations. The company currently has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its planned operations from the sale of securities or other financing alternatives. There can be no assurance that it will be able to successfully raise operating capital in this or other offerings of securities, or to raise enough funds to fully construct and market single-family homes as described in this offering plan. The failure to successfully raise operating capital could result in its inability to execute its business plan and potentially lead to bankruptcy, which would have a material adverse effect on the company and its investors.

The success of ERC 1’s business is dependent on purchasing large and specific parcels of land at favorable prices. ERC 1 is a capital-intensive operation and requires the purchase of large and specific parcels of land appropriate for the construction of manufactured homes and Build-For-Rent communities. As of the date of this Offering Circular the company has purchased three parcels of land for the first Florida development. The company does not know whether it will be able to obtain additional parcels of land on purchase terms that are favorable. Finally, if this offering does not raise enough capital to begin construction, the company will need to procure external financing for the purchase of the land and/or construction of the properties.

The company plans to raise significantly more capital and future fundraising rounds could result in dilution. ERC 1 will need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

Risks Related to investments in real estate

Your investment is directly affected by general economic and regulatory factors that impact real estate investments. Because we will primarily develop residential real estate, we are impacted by general economic and regulatory factors impacting real estate investments. These factors are generally outside of our control. Among the factors that could impact our real estate assets and the value of your investment are:

•	local conditions such as an oversupply of space or reduced demand for real estate assets of the type that we own or seek to acquire;

•	inability to find investors interested in our residential developments;

•	inability to purchase land on favorable terms;

•	federal, state or local regulations and controls affecting rents, zoning, prices of goods, fuel and

•	energy consumption, water and environmental restrictions;

•	inflation and other increases in operating costs, including insurance premiums, utilities and real estate taxes;

•	adverse changes in the laws and regulations applicable to us;

•	the relative illiquidity of real estate investments;

•	changing market demographics;

•	an inability to acquire and finance properties on favorable terms;

•	acts of God, such as earthquakes, hurricanes, floods or other uninsured losses; and

•	changes or increases in interest rates and availability of permanent mortgage funds.

In addition, periods of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or increased defaults under existing leases. Further, our investments may not generate revenues sufficient to meet operating expenses.

General economic conditions and the concentration of our properties in Florida may affect our ability to sell the properties and/or to generate sufficient revenue. The market and economic conditions in our current markets may significantly affect manufactured housing occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect either our ability to sell our properties and/or our revenues for any properties that we do not sell. In such case, if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, current cash flow and ability to pay or refinance our debt obligations could be adversely affected. As a result of the current geographic concentration of our properties in Florida, as specifically Zephyrhills, Florida, we are exposed to the risks of downturns in the local economy or other local real estate market conditions that could adversely affect occupancy rates, rental rates, and property values in these markets.

Success in the real estate industry can be highly unpredictable and there is no guarantee the company’s business model will be successful in the market. The company’s success will depend on whether it can successfully build and market manufactured homes and build for rent communities. The company is exposed to a lack of interest for the kind of properties we build by wholesalers as well as its inability to predict whether consumers would be interested in renting the properties. Consumer tastes, trends and preferences frequently change and are notoriously difficult to predict. If the company fails to anticipate future real estate investor and consumer preferences its business and financial performance will likely suffer. The real estate industry is fiercely competitive. The company may not be able to develop and sell properties in a profitable way.

The company may not secure pre-commitments for developments prior to breaking ground. The company does not intend to sign any pre-sale agreements with institutional investors. While we plan to enter into such agreements prior to completion of our developments, there is no guarantee that we will be able to do so. If we cannot sign any agreements prior to breaking ground or at some time prior to the construction and completion of our developments, we may incur additional costs related to sales and marketing and may be delayed in completing our developments or be subject to additional management expenses.

If we successfully develop our manufactured homes and Build-For-Rent communities but are not able to sell them in a timely manner, we may need to operate the and manage the properties as owners, which would add additional operational expenses and may result in significant losses. The company’s success will also depend on whether it can successfully resell it properties either prior to completion of construction or in a timely manner thereafter. There is no guarantee that we will be able to sell our properties in a timely manner or ever. If we are unable to sell the completed properties, we will need to dedicate significant resources to managing and leasing our properties, which would pose an added financial and management burden on the company.

Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas. Currently, we have a concentration of properties in a particular geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area. A shareholder’s investment will be subject to greater risk to the extent that we lack a geographically diversified portfolio of properties.

Our operating results may be negatively affected by potential development and construction delays and the resulting increase in costs and risks. Developing real estate properties subjects us to uncertainties such as the ability to achieve desired zoning for development, environmental concerns of governmental entities or community groups, ability to control construction costs or to build in conformity with plans, specifications and timetables. Delays in completing construction also could give tenants the right to terminate preconstruction leases for spaces at a newly developed project and any potential investors we pre-sold our developments to may pull out of such agreements. We may incur additional risks when we make periodic progress payments or advance other costs to third parties prior to completing construction. These and other factors can increase the costs of a project or cause us to lose our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, we must rely upon projections of rental income and expenses and estimates of fair market value upon completing construction when agreeing upon a price to be charged for the property. If our projections are inaccurate, we may not be able to sell a property on favorable terms.

Potential development and construction delays and increases in the prices of building materials due to tariffs or other reasons and resultant increased costs and risks may hinder our operating results and decrease our net income. Uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control including availability of raw materials and related expenses. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors including price increases in raw materials can result in increased costs of a project or loss of our investment.

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability. We may acquire real estate assets located in areas that are susceptible to attack. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy. Any terrorist incident may contribute to increased economic volatility and could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices.

The costs of complying with environmental laws and other governmental laws and regulations may adversely affect us. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigating or remediating contaminated properties, regardless of fault or whether the original disposal was legal. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

Some of these laws and regulations have been amended to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to spend material amounts of money. Future laws, ordinances or regulations may impose material environmental liability. Further, the condition of our properties may be affected by tenants, the condition of the land, operations in the vicinity of the properties, such as the presence of underground or above-ground storage tanks, or the activities of unrelated third parties. We also are required to comply with various local, state and federal fire, health, life-safety and similar regulations.

ERC 1 operates in a highly competitive market. ERC 1 plans to operate in a highly competitive market and faces intense competition. Builders like Toll Brothers and Taylor Morrison are now entering the Build-For-Rent market. Big developers like Lennar and others are likely to pursue this market in time. Many of the company’s current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. Competitors may secure better terms from vendors, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment, and marketing. Further, ERC 1 properties will compete on a local and regional level developers that are active in the company’s initial markets that include NexMetro, AHV Communities, BB Living, Christopher Todd Communities and Camillo Homes. The number and variety of competitors in this business will vary based on the location and setting and is also subject to fluctuating economic factors.

Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition. The company’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of their customers or employees. Regardless of whether any claims against the company are valid or whether they are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of their insurance coverage or not covered by insurance could have a material adverse effect on the company’s business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect the company.

The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase. The company has not yet acquired insurance. It may not be able to acquire insurance policies that cover all types of losses and liabilities. Additionally, once the company acquires insurance, there can be no assurance that its insurance will be sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually, and the company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it sustains significant losses or makes significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the company’s financial condition or results of operations.

The company has concentrated its investments single-family homes to be built in smaller groupings, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values. The company’s operations will consist entirely of large amounts of real estate holdings. Accordingly, the company is subject to the risks associated with holding real estate investments. Changes in the preferences and interests of potential purchasers of properties developed by the company and fluctuations in the value of real estate in the areas where the company has purchased real estate may negatively affect the company’s business.

The company’s real estate holdings will be subject to risks typically associated with investments in real estate. The investment returns available from equity investments in real estate depend in large part on the amount of income earned, expenses incurred, and capital appreciation generated by the related properties. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and time-consuming to expand, modify or renovate older properties. Under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have an adverse impact on our business, financial condition or results of operations.

The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity. The company’s business is to sell its real estate assets. Because real estate holdings generally, are relatively illiquid, the company may not be able to dispose of one or more real estate assets on a timely basis. In some circumstances, sales may result in investment losses which could adversely affect the company’s financial condition. The illiquidity of its real estate assets could mean that it is forced to hold on to real estate for longer than planned or indefinitely. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect the company’s business, financial condition and results of operations.

The company’s development and construction of properties depends on its ability to obtain favorable mortgage financing and, in some cases, guarantees. The company intends to secure mortgage financing to fund up to 70% of its first Florida developments and plans to use debt financing to develop and construct subsequent properties. There is no guarantee that the company will be able to obtain financing on favorable terms. In the event that the company is unable to obtain such financing it may limit the company’s ability to effectuate its plans and will increase the costs and expenses of the company, thereby negatively impacting its financial prospects. The company intends to have sufficient equity on its own to procure mortgage financing and, to the extent that is not possible, the company will rely on guarantees from other entities and individuals, which may include ERC Parent. The company has not made any arrangements for any such guarantees and there can be no assurance that such guarantees would be available on acceptable terms, or at all.

ERC 1 depends on a small management team and may need to hire more people to be successful. The success of ERC 1 will greatly depend on the skills, connections and experiences of the executives, Gerald Ellenburg, Ryan Ellenburg, and Ryan Koenig as well as affiliates of ERC Parent. ERC 1 has not entered into employment agreements with the executives. There is no guarantee that the executives will agree to terms and execute employment agreements that are favorable to the company. Should any of them discontinue working for ERC 1, there is no assurance that the company will continue. Further, there is no assurance that the company will be able to identify, hire and retain the right people for the various key positions.

Key Man Risk. The company’s founders and key men are serial entrepreneurs. It is likely that some, if not all of the founders and key men, may exit the business within the next three years. In the event one or more of our founders and/or key men exit the business the company may experience following:

•	financial loss;

•	a disruption to the organization's future projects;

•	damage to the brand; and

•	potentially supporting a competitor.

The company will require a chief operating officer, who has not yet been hired. Once ERC 1 has 750 units under management, ERC Parent will perform an executive search for the chief operating officer of ERC 1. There is no way to be certain that the COO of ERC 1, once appointed, will be able to execute the same vision as ERC Parent itself.

The Company’s business could be harmed by the occurrence of natural disasters or other emergencies, including the COVID-19 pandemic or other pandemic diseases. The occurrence of a natural disaster, such as an earthquake, tsunami, fire, flood or hurricane, or the further outbreak of a pandemic disease, such as COVID-19 or a variant thereof, could significantly adversely affect the company’s business. A natural disaster or a pandemic disease could affect the company’s business in any or all of the following areas:

•	Operational disruption: Public health crises can lead to significant operational disruptions, including government-mandated lockdowns, travel restrictions, and supply chain disruptions. These disruptions could impact the company's ability to deliver manufactured homes, create rental communities and maintain normal business operations.

•	Workforce Challenges.

•	Financial Impact: ERC 1 may experience revenue declines or the inability to raise money to finance projects due to reduced customer demand for manufactured homes or operational disruptions. Increased costs related to health and safety measures, employee support, and adapting to new ways of working can also impact profitability.

•	Regulatory Measures: Governments often implement measures to contain the spread of diseases, such as lockdowns, travel restrictions, and business closures. If implemented, these measures would have direct impact on ERC 1’s ability to operate.

•	Reputation and Brand: How ERC 1 responds to a public health crisis can significantly affect its reputation and brand perception. Mishandling communication or failing to prioritize employee and customer safety can lead to long-term damage.

•	Insurance Coverage: The adequacy of insurance coverage for business interruptions caused by public health crises is a significant consideration. ERC 1 may find that standard insurance policies do not adequately cover pandemic-related losses.

•	Long-Term Economic Impact: Public health crises can have lasting economic effects, leading to changes in consumer behavior, government policies, and global economic trends. ERC 1 may need to adapt their strategies to navigate a post-crisis landscape.

Risks relating to this offering and ERC 1

Holders of our Preferred Stock are entitled to payments prior to the payment of dividends to holders of our Common Stock. Holders of our outstanding Preferred Stock are entitled to cumulative dividends which accrue on a daily basis in arrears at the rate of 10% per year on the sum of the invested amount sum plus all unpaid accrued and accumulated dividends. These payments must be made prior to the payment of dividends to holders of Common Stock. See “Securities Being Offered – Preferred Stock – Dividends”. Each year we are required to pay approximately $49,000 in dividends to our current holders of Preferred Stock. Further, to the extent we make these payments will have less capital available to enact our business plan and you overall return will likely be reduced.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company. Holders of our outstanding Preferred Stock have liquidation preferences over holders of Common Stock being offered in this offering. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. See ;“Securities Being Offered – All Classes of Common Stock – Liquidation Rights”. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of less than approximately $1,371,000, the holders of our Preferred Stock could be entitled to all proceeds of cash distributions.

Distributions will be only made if permitted under Delaware law, which is subject to change, and in the sole discretion of the board of directors. Pursuant to section 170 of the Delaware General Corporation Law (“Delaware Law”), dividends may be paid out of “surplus” even in the absence of profits.  Under section 154, “surplus” may be defined by the board of directors, in their sole discretion, but generally may not be less than the par value of the shares issued. Accordingly, most of the proceeds of this offering may be considered surplus. However, Delaware Law is subject to change, and the company cannot guarantee that dividend payments will always be permitted under Delaware Law.

The tax treatment of dividends may vary and distributions to shareholders may be taxed as capital gains. The distributions made pursuant to the Class A Preferred Stock dividend provisions will be taxable as dividends to shareholders only to the extent of current and accumulated earnings and profits.  To the extent the company does not have current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted basis. If distributions still exceed the amount of adjusted basis, such excess would be considered as capital gains income to the shareholder, who will generally be subject to federal (and possibly State) income tax on such gains at a rate that depends upon the shareholder’s holding period with respect to the shares in question, among other factors. Since the tax treatment of any distributions may vary according to the financial performance of the company, as well as the particular circumstances of the investor, investors should consult their own tax advisers, and should further not assume that the distributions will be subject to the same tax treatment from year to year.

The company is responsible for certain administrative burdens relating to taxation. Federal law required that the company report annually all distributions to shareholders on a Form 1099-DIV.  The company is responsible for ensuring that the extent to which such distributions constitute a distribution of earnings and profits is correctly identified on form 1099-DIV. This reporting requirement adds to the administrative burdens of the company.

The Offering price has been arbitrarily set by the company. ERC 1 has set the price of its Class A Common Stock at $10.00 per share. Valuations for companies at ERC 1 stage are purely speculative. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no minimum amount set as a condition to closing this offering. Because this is a “best efforts” offering with no minimum, the company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

The officers of ERC 1 control the company and the company does not currently have any independent directors. ERC Parent is currently the company’s controlling shareholder. Moreover, the company’s executive officers and directors, through their ownership in ERC Parent, are currently ERC 1 controlling shareholders. As holders of the Class B Common Stock which gives ERC Parent 5 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock and Class A Preferred Stock, ERC Parent will continue to hold a majority of the voting power of all the company’s equity stock and therefore control the board at the conclusion of this offering. Even if ERC Parent were to own as little as 16.7% of the equity securities of the company, ERC Parent would still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. The company does not benefit from the advantages of having independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within ERC 1, and having extra checks and balances to prevent fraud and produce reliable financial reports.

There is no current market for ERC 1’s shares. There is no formal marketplace for the resale of our securities. Shares of the company’s Class A Common Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. The company does not have plans to apply for or otherwise seek trading or quotation of its Class A Common Stock on an over-the-counter market. It is also hard to predict if the company will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Risks related to certain conflicts of interest

There are conflicts of interest between the company, its management and their affiliates. ERC Parent is the parent company of ERC 1 and currently holds all of the issued Common Stock of ERC 1. ERC Parent is also affiliated with GolfSuites, Inc. (“GolfSuites”) and many if not all of the executives are the same for ERC Parent, GolfSuites, and GolfSuites’s subsidiaries. Therefore, it is likely that conflicts of interest will arise between the affiliates. Conflicts of interest could include, but are not limited to the following:

•	use of time,

•	use of human capital, and

•	competition regarding the acquisition of properties and other assets.

The interests of ERC 1, ERC Parent and the company’s other affiliates may conflict with your interests.  The company’s Amended and Restated Certificate of Incorporation, bylaws and Delaware law provide company management with broad powers and authority that could result in one or more conflicts of interest between your interests and those of the officers and directors of ERC 1, ERC Parent, and the company’s other affiliates. This risk is increased by the affiliated entities being controlled by ERC Parent who currently owns all of the company’s Common Stock and all our officers and directors currently have an interest in ERC Parent, through ownership, as an officer or director in ERC Parent contractually or any combination thereof. Potential conflicts of interest include, but are not limited to, the following:

•	ERC Parent and the company’s other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separate from the company, and you will not be entitled to receive or share in any of the profits, return, fees or compensation from any other business owned and operated by the management and their affiliates for their own benefit.

•	The company may engage ERC Parent, or other companies affiliated with ERC 1 to perform services, and determination for the terms of those services will not be conducted at arms’ length negotiations; and

•	The company’s officers and directors are not required to devote all of their time and efforts to the affairs of the company.

Loans issued by ERC Parent to ERC 1 may not be made at arm’s length. ERC Parent may make various loans to ERC 1. These transactions may not be at arm’s length and therefore there is no way to assure third parties that ERC Parent and ERC 1 will be acting in their own self-interest and not subject to pressure or duress from the other party.

ERC Parent and ERC 1 may share some services. ERC Parent and ERC 1 share certain service providers. Further in the future they may share services where they will need to allocate expenses. Internal transactions incorporating products and services, fee sharing, cost allocations, and financing activities can create inefficiency, financial exposures and reporting risk. These arrangements could result in potential actual or perceived conflicts of interest.

If our manager, ERC Parent, were to file for bankruptcy or otherwise liquidate our results and operations could be negatively affected. ERC 1 relies on its parent, ERC Communities, Inc. for certain management services. While the company intends to continue its operations if and when ERC Parent were to file for bankruptcy or otherwise liquidate, there is no guarantee that we would be able to do so. If ERC Parent were to enter bankruptcy proceedings or to otherwise liquidate, we would be required to find other ways to meet the needs of our operations and business. Obtaining such alternative services, if available at all, could result in delays in the disbursement of distributions or the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.

The exclusive forum provisions in the company’s Certificate of Incorporation and the subscription agreement may have the effect of limiting an investor’s ability to bring legal action against the company and could limit an investor’s ability to obtain a favorable judicial forum for disputes. Article VII of the company’s Certificate of Incorporation, provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a breach of fiduciary duty;
•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and
•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

However, Article VII does not apply to actions arising under Federal securities laws or to the extent that its application would violate any Federal law.

Further, under Section 6 of the subscription agreement  investors agree to resolve disputes arising under the subscription agreement that the Court of Chancery of the State of Delaware or alternatively if that is not enforceable competent federal courts in the State of Delaware are the exclusive forums for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. See “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.”

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. The forum selection provisions in the Certificate of Incorporation and the subscription agreement provide that for certain lawsuits the Court of Chancery in Delaware will be the exclusive forum. The Court of Chancery in Delaware is a non-jury trial court and therefore those claims will not be adjudicated by a jury. Further, the waiver of jury trial provision may increase the costs to bring a claim, limit access to information and other imbalances of resources between the company and shareholders. These provisions can discourage claims or limit shareholders ability to bring a claim in a judicial forum that they find favorable. See “Securities Being Offered – All Classes of Stock – Jury Trial Waiver” and “Securities Being Offered – All Classes of Stock – Forum Selection Provisions.”

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the subscription agreement. Investors should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If an investor brings a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, an investor may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares of Class A Common Stock, including but not limited to the subscription agreement.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding convertible notes and assuming that the shares are sold at $10.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and potential shares issuable by the company as of September 15, 2023.

	Date Issued	Issued Shares	Potential Shares	Total Issued & Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion	Total Proceeds for Issuance of Shares
Common Stock
Class A Common Stock	2023	122,823	-	122,823	$4.00000	$491,292
Class B Common Stock	1/1/19	16,000,000	-	16,000,000	0.00001	160
Total Common Stock		16,122,823	-	16,122,823	0.03048	491,452

Preferred Stock
Class A Preferred Stock	2019 - 2023	141,308	-	141,308	9.70116	1,370,851
Weighted Average Anti-Dilution Additional Shares		1,074	-	1,074	-	-
Total Class A Preferred Stock		142,382	-	142,382	9.62798	1,370,851

Total Common Share Equivalents		16,265,205	-	16,265,205	0.11450	1,862,303

Investors in this Offering, Assuming
$50,000,000 Raised	2023	-	5,000,000	5,000,000	10.00000	50,000,000
Weighted Average Anti-Dilution Additional Shares		-	23,821	23,821	-	-
Total Investors in this Offering		-	5,023,821	5,023,821	9.95258	50,000,000

Total After Inclusion of this Offering		16,265,205	5,023,821	21,289,026	$2.43611	$51,862,303

(1)	If the company sells 5,000,000 shares in this offering at $10.00 a share and including prior adjustments to the conversion price, this represents the 24,895 shares the holders of Preferred Stock would receive upon conversion into shares of Class A Common Stock based on their anti-dilution protections.

The following table illustrates the dilution that new investors will experience upon investment in the company relative to existing holders of its securities. Because this calculation is based on the net tangible assets of the company, the company is calculating based on its net tangible book value of $1,564,758 as of June 30, 2023, as included in its audited financial statements.

The offering costs assumed in the following table includes up to $3,250,000 in commissions as well as $1,750,000 for marketing, technology, legal, accounting, and Edgarization fees incurred for this offering.

The table presents four scenarios for the convenience of the reader: a $12,500,000 raise, a $25,000,000 raise from this offering, a $37,500,000 raise from this offering, and a fully subscribed $50,000,000 raise from this offering (the maximum offering).

Capital Raised	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Price per share	$10.0000	$10.0000	$10.0000	$10.0000
Shares issued	1,250,000	2,500,000	3,750,000	5,000,000
Capital raised	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Less: Offering costs	(1,250,000)	(2,500,000)	(3,750,000)	(5,000,000)
Net offering proceeds to Company	$11,250,000	$22,500,000	$33,750,000	$45,000,000
Net tangible book value pre-financing (1)	1,564,758	1,564,758	1,564,758	1,564,758
Net tangible book value after offering	$12,814,758	$24,064,758	$35,314,758	$46,564,758
Share issued and outstanding pre-financing (2)	16,175,242	16,175,242	16,175,242	16,175,242
Weighted Average Anti-Dilution Additional Shares	7,029	12,984	18,940	24,895
Shares issued in financing from Company	1,250,000	2,500,000	3,750,000	5,000,000
Post financing shares issued and outstanding	17,432,271	18,688,226	19,944,182	21,200,137
Per share amounts:
Net tangible book value after offering	$0.7351	$1.2877	$1.7707	$2.1964
Net tangible book value per share prior to offering	0.0967	0.0967	0.0967	0.0967
Increase (decrease) per share attributable to new investors	$0.6384	$1.1910	$1.6740	$2.0997
Dilution per share to new investors	$9.2649	$8.7123	$8.2293	$7.8036

(1) Net tangible book value is calculated as follows.
Total stockholders' equity at June 30, 2023	$1,564,758	$1,564,758	$1,564,758	$1,564,758
Less: intangible assets	-	-	-	-
Equals tangible book value pre-financing	$1,564,758	$1,564,758	$1,564,758	$1,564,758

(2)	Includes 16,000,000 shares of Class B Common Stock, 35,020 shares of Class A Common Stock and 140,222 shares of Class A Preferred Stock. Does not include the 186.066 shares of Class A Common Stock issued and 2,384 shares of Class A Preferred Stock retired after June 30, 2023.
(3)	Includes shares the holders of Preferred Stock would receive upon conversion into shares of Class A Common Stock based on their anti-dilution protections under each of the relevant scenarios.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2023 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
•	In June 2024, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

ERC 1 is offering a maximum of 5,000,000 shares of Class A Common Stock on a “best efforts” basis.

The cash price per share of Class A Common Stock is $10.00, which was determined arbitrarily by the company.

The company does not currently intend to list its Class A Common Stock for trading on a national securities exchange or to apply for trading or quotation of its Class A Common Stock on an over-the-counter market, and investors should therefore be prepared to hold their shares indefinitely.

The company intends to market its Common Stock in this Offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform. We will use our website https://invest.erccommunities.com/ to provide notification of the Offering.

The company may undertake one or more closings on a rolling basis. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings on at least a monthly basis. Assuming additional information does not need to be provided for due diligence (AML/KYC) and the investment has been funded it will take 3 business days to determine whether a subscription agreement has been accepted or rejected.   In the event additional information is required from the subscriber, within three business days, Dealmaker will reach out to the subscriber for that information.

Further, after each closing, funds tendered by investors will be held in a segregated account owned by the company, but with viewing privileges assigned to our broker-dealer, DealMaker Securities, LLC, and will remain in that account until cleared (AML/KYC). For details, see “Process of Subscribing.” After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

There is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this Offering.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. Unless terminated, at least every 12 months after the Offering Statement has been qualified by the SEC, the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

Agreement with DealMaker Securities, LLC

The company has engaged DealMaker Securities LLC (the “Broker”), a broker-dealer registered with the Commission and a member of Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. Broker will receive an advance against accountable expenses of $12,500, and a cash commission equal to six and one half percent (6.5%) of the amount raised in the Offering. Broker’s affiliates have also been engaged for services associated with the Offering.

Administrative and Compliance Related Functions

The Broker will provide administrative and compliance related functions in connection with this Offering, including:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether to accept investor as a customer.
•	Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a determination to the company whether to accept the use of the subscription agreement for the investor’s participation.
•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.
•	Not provide any investment advice nor any investment recommendations to any investor.
•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
•	Responsibility for all FINRA 5110 filings and updates.
•	Review of written communications for compliance with applicable rules. Coordinate with third party providers to ensure adequate review and compliance. It is ultimately the responsibility of the company as to whether to accept the recommendations of DealMaker with respect to compliance with written communications.
•	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism.

For these services, we have agreed to pay Broker;

•	A one-time $12,500 advance against accountable expenses for the pre-offering analysis; and

•	A cash compensation equal to 6.5% of the amount raised in the Offering.

The maximum fee for the services provided by Broker is $3,262,500 (6.53%).

Technology Services

The company has also engaged Novation Solutions Inc., operating as, DealMaker, an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website at https://invest.erccommunities.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

•	A one-time $5,000 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis. In addition to this advance, up to $6,000 in additional account management fees ($2,000/month) could be charged, if billed prior to the commencement of the Offering, totaling $11,000. All of the fees described that are charged in advance of the commencement of the Offering are subject to reimbursement if expenses for services/expenses are not incurred;
•	A monthly account management fee of $2,000, not to exceed $18,000, would be charged after the commencement of the Offering.

The maximum fees to be paid to DealMaker for Technology services is $29,000 (0.058%).

The Administrative and Compliance fees, and the Technology Services Fees, described above will, in aggregate, not exceed the following maximums set forth below:

Total Investment Proceeds	Maximum Fee	Maximum Percentage
12,500,000.00	854,000.00	6.83%
25,000,000	1,666,500.00	6.67%
$37,500,000	2,479,000.00	6.61%
$50,000,000	3,291,500.00	6.58%

In the event of a fully subscribed offering, total fees payable to Broker shall not exceed $3,291,500 (6.58%).

Process of Subscribing

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the company’s payment processor account until the Broker has reviewed the proposed subscription, and the company has accepted the subscription. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings on at least a weekly basis.

Assuming additional information does not need to be provided for due diligence (AML/KYC) and the investment has been funded it will take up to three business days to determine whether a subscription agreement has been accepted or rejected. In the event additional information is required from the subscriber, within three business days, Dealmaker will reach out to the subscriber for that information.

The company will then close on that subscription in the following closing. Funds then be released to the company will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

Upon each closing, funds tendered by investors will be made available to the company for their use.

In order to invest you will be required to subscribe to the offering via the company’s website integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Broker has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the transfer agent to issue shares to the investor. The transfer agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Transfer Agent

The company has also engaged Computershare, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to Computershare for the above services to be $30,000 annually.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. We will offer our Class A Common Stock on a best-efforts basis. As there is no minimum offering amount, upon the clearance of any subscription to this Offering Circular, the company shall immediately deposit said proceeds into the bank account of the company and may dispose of the proceeds in accordance with the Use of Proceeds.

USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this offering. The company currently estimates that, at a per share price of $10.00, the net proceeds from the sale of the 5,000,000 shares of Class A Common Stock will likely be $45,000,000 after deducting the estimated offering expenses of approximately $5,000,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios:

Gross Proceeds	$12,500,000	$25,000,000	$37,500,000	50,000,000
Estimated offering expenses (1)	1,250,000	2,500,000	3,750,000	5,000,000
Construction, development and acquisition of manufactured home rental communities in the United States	9,250,000	19,250,000	29,250,000	39,250,000
Marketing	1,250,000	2,500,000	3,750,000	5,000,000
Operational expenses	250,000	250,000	250,000	250,000
Working Capital (2)	500,000	500,000	500,000	500,000
Total Use of Proceeds	12,500,000	$25,000,000	37,500,000	50,000,000

(1)	Estimated offering expenses include legal, accounting, printing, advertising, broker-dealer fees and commissions, technology, marketing and state notice fees and other expenses of this offering.
(2)	Approximately 25% of gross proceeds are allocated to working capital subject to a maximum working capital amount of $750,000. The above estimates for overhead improvements and working capital are subject to change based upon the timing and amounts of gross proceeds and development timetables.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

THE COMPANY’S BUSINESS

Overview

ERC Communities 1, Inc., a Delaware corporation aims to develop manufactured home rental communities (“MHR”) in Florida and then expand to other state specific locations in the United States. These communities are also often referred to as “Built for Rent” communities. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned developments. The company intends to focus on manufactured homes that are approximately 1,375 square feet, three bedrooms, and two bathrooms. The company believes that these homes will rent for approximately 30% less monthly as compared to the monthly rental of a conventionally built home.

ERC Communities, 1 was incorporated in Delaware on October 24, 2018, as ERC Home Builders South Florida, Inc. On February 19, 2019, the company changed its name to ERC Homebuilders 1, Inc., and then subsequently changed its name to ERC Communities 1, Inc. on December 3, 2021. ERC Communities 1 is a subsidiary of ERC Communities, Inc. f/k/a ERC Home Builders, Inc. (“ERC Parent”). ERC Communities 1 is currently the only operating subsidiary of ERC Parent.

As of January 24, 2024, ERC Communities 1 has one wholly owned subsidiary, ERC Zephyrhills, LLC (“ERC Zephyrhills”), a Florida limited liability. ERC Zephyrhills owns three parcels of land for development: (i) a 60-unit development site in Zephyrhills, Florida (“ERC Zephyrhills 1”) acquired in August 2020, (ii) a 60-unit site adjacent to the existing site (“ERC Zephyrhills 2”) was acquired in September 2022 and (iii) an additional 65-unit site adjacent to the existing sites (“ERC Zephyrhills 3”) was acquired in July 2023. The company is not currently profitable.

Below are approximate statistics related to each property that the company owns as of January 24, 2024.

STATISTICS	ERC ZEPHYRHILLS 1	ERC ZEPHYRHILLS 2	ERC ZEPHYRHILLS 3
PROPERTY INFORMATION
Purchase Price	$750,000	$650,000	$550,000
Development Costs	Approximately $11,150,000	Approximately $11,350,000	Approximately $12,500,000
Funding	ERC Zephyrhills has secured: • A $1,200,000 mortgage loan at 11.75% interest rate has been secured by Zephyrhills 1 and Zephyrhills 2.

ERC Zephyrhills has secured:

•       A $1,200,000 mortgage loan at 11.75% interest rate has been secured by Zephyrhills 1 and Zephyrhills 2.

•       Shareholder advances: $113,000 at 12% interest rate and

•       $37,000 from the sale of shares pursuant to Regulation D

			ERC Zephyrhills has secured a short term mortgage funding for $367,000 at 15% interest rate for the site.
Status	The ground has been cleared and the permits are in place for site development.	The company has not yet broken ground on this project. The rezoning application is in process.	The company has not yet broken ground on this project.
Address	39575 North Avenue, Zephyrhills, FL 33542	Adjoining land next to 39575 North Avenue, Zephyrhills, FL 33542	6042 23rd St., Zephyrhills, FL 33542
Intended Number of Units on the Property	60	58	65
Total Property Acreage	9.34 acres	9.77 acres	9.75
Approximate square foot of each manufactured home	1,375 square feet	1,375 square feet	1,375 square feet
Number of Bedrooms	3	3	3
Number of Bathrooms	2	2	2
Backyard	Yes	Yes	Yes
Parking Slab	Yes	Yes	Yes
Community Amenities	Picnic areas	Picnic areas	Picnic areas

*The company reserves the right to change the above estimated statistics if management believes it is in the best interest of the company.

Business Process

The company intends its business process to proceed in the following manner:

1. PROPERTY ACQUISITION
A subsidiary of ERC 1 acquires property
2. ABILITY TO BUILD COMMUNITY?
ERC 1 determines whether the property can be sufficiently zoned and permitted for MHR.*
*If cannot be permitted land is sold.
3. DEVELOPMENT BEGINS
Clear land and build infrastructure. This includes, utilities, roads, community common areas, and pouring manufactured home foundations.
4. PRUCHASE MANUFACTURED HOMES AND INSTALL
Buy manufactured homes (primarily debt financed).
Manufactured homes delivered and installed on property.
5. OPERATION OF MHR
HIRE: Third party company to operate and lease homes
OR
ERC 1/ERC PARENT: Provide leasing and operating services.
6. SALE
Manufactured rental community is sold or re-financed.

Property Acquisition: Sourcing and Financing

The company intends to source properties for manufactured rental home communities from land developers, banks, homeowners, trusts and estates. The company has engaged various regional and national real estate brokerages to source its current and potential sites. The executive team has worked with various real estate brokerages since 2011.

When sourcing properties, the company looks to the following location characteristics:

•	Population growth of the surrounding area.

•	Increase in a specific area for rental demand.

•	Severe shortages of affordable rental housing.

•	Market acceptance of manufactured rental homes.

•	Single-family homes sale supply.

•	Properties located just outside core urban areas where higher and better uses of land are more likely, resulting in lower land costs and faster entitlement processes.

Currently, the company is reviewing potential properties in the following target markets located in Florida:

•	Tampa Metro: Tampa, Brandon, Riverview, Seffner, Plant City, Zephyrhills, Wesley Chapel, Pasco County, Ellenton and Bradenton.

•	Central Highway 4: Lakeland and Orlando metro area.

•	Sarasota Metro: East Sarasota, Port Charlotte, North Port, Punta Gorda, Venice and Englewood.

•	South Gulf Coast: Ft. Myers, Cape Coral.

•	Jacksonville Metro.

The ability to purchase any additional properties will be dependent on the company securing funds, and though the company is reviewing these areas there is no guarantee even with funds, future properties will be located there.

To date, the company has financed the purchase of the land for the manufactured rental home communities with a combination of the proceeds from the company’s Regulation A offerings, funds advanced by ERC Parent, and mortgage financing provided by banks, private equity funds, lending-REITs and/or other financial institutions. The company intends to continue this strategy in the foreseeable future.

Determination of Whether a Manufactured Rental Home Community is Viable

Upon purchase of the property, ERC Communities 1 determines whether the applicable permits and zoning are able to be acquired for the community. In the event due diligence proves that permits and the like are unlikely to be obtained, the company will make the decision to sell the property. If on, the other hand, the company believes that permits, zoning, etc. will be acquired in a timely manner (between 6 months to 1 year) the company will work to procure the applicable permits.

Development Process

Once the company has acquired the land and determined that the property is eligible for permits the design work will commence. This will result in submissions to governmental authorities for building permits. Once permits are obtained construction will commence. At this time, the company will clear the land and begin building the infrastructure. The infrastructure build will typically include: (i) utilities, (ii) roads, (iii) community common areas such as picnic areas, and (iv) pouring of the manufactured home foundations.

The company assumes the following regarding costs and timing for a 60-unit manufactured home community:

•	Approximately $11,000,000 per community.

•	Timing: 12 months from breaking ground.

Manufactured Homes – Purchase

Manufactured homes will be built by independent third-party contractors. The company will oversee independent general contractors for much of its construction (either on site or using modular units that are built off-site), all of whom will perform under fixed-price contracts. When appropriate, the company will take delivery of manufactured homes. The company has not yet entered into any agreements with third-party providers to build the manufactured homes.

The manufactured homes will have an average square footage of 1,375 and will likely have a similar footprint of three bedrooms and two bathrooms. The manufactured homes may also include features such as:

•	Hard-surfaced floors.

•	Senior grade insulation.

•	Full FEMA- code storm protection.

•	Optional features may include track lighting, recessed lighting and crown- molding

Operation of the Manufactured Rental Home Communities

ERC Communities 1 will either (a) hire a third-party operating company to lease and manage the manufactured rental home communities or (b) manage the leasing and operations of each community in-house.

The company believes that they will achieve 100% occupancy of its developments that are 100 units or smaller within 12 months of rental access to tenants.

The company believes that its manufactured rental homes will attract lessors with the following demographics:

•	Mid-level employees working at local and regional firms.

•	Not all have college degrees, e.g.: FedEx / UPS drivers, IT workers, mid-level medical workers, retail managers, warehouse managers.

•	We believe the average age is 35 – 45, with household income averaging $125,000,

•	Married with 1-2 children and seeking to live in a single-family residence.

Sale of Manufactured Rental Home Communities

Pursuant to certain circumstances such as real estate market trends and additional project development opportunities, the company may determine that it is in the best interest of the company to sell a manufactured rental home community. When this determination is made, the company believes that the following strategies may be applicable:

•	Utilize SVN/SFRhub.com as one of the initial channels for sales to hedge funds, private equity firms and national rental operators.

•	Direct sales to national rental operators.

Zephyrhills Property 1, Zephyrhills Property 2, and Zephyrhills Property 3

The Zephyrhills Property 1 was acquired by the company in August 2020. It is located at 39575 North Avenue, Zephyrhills, FL 33542.

The Zephyrhills Property 2 was acquired by the company in September 2022. It is the adjoining land next to Zephyrhills Property 1.

The Zephyrhills Property 3 was acquired by the company in July 2023. It is the adjoining land next to Zephyrhills Property 1.

Zephyrhills Property 1 with a 60-lot single-family manufactured home rental community, Zephyrhills Property 2 with a 58-lot single-family manufactured home rental community and Zephyrhills Property 3 with a 65-lot single-family manufactured home rental community will be combined to create a new single-family manufactured home rental community. It will be located at the intersection of North Avenue and Six Star Drive in N. Zephyrhills, Florida. The location straddles Pasco and Hillsborough counties, roughly 30-45 minutes outside of the core business districts of downtown Tampa and Westshore. The company believes that there is strong projected growth of 2,220 renter households in this market through 2025.

In reliance on a market study dated May 27, 2021, performed by Hunter Housing Economics, and paid for by ERC Parent, the company estimates rental rates for the Zephyrhills Property 1, Zephyrhills Property 2 and Zephyrhills Property 3 manufactured homes to be $1,500 per month or $1.08 per square foot. In this instance the company believes that this rate is 21% below new competitive site-built homes which average $1,900 per month and are located in the Zephyrhills primary market area (“PMA”).

Hunter Housing Economics and the company determined the PMA. The PMA is designated as the area from where the targeted tenants may come and in which they will search for housing. The area was designed to exclude the core of Tampa, as such an urban area is not reflective of the suburban nature of a Zephyrhills Property 1 renter. It includes areas that are higher and lower in income. US Highway 301 is a central spine for this submarket, and I-75 is an important artery as well. Protected environmental areas create a hard border on the eastern edge.

The PMA straddles Pasco and Hillsborough counties, roughly 30-45 minutes outside of the core business districts of downtown Tampa and Westshore. Historically, this area was considered a bedroom community for Tampa. However, in recent years economic development activity and accelerated growth has brought more healthcare, manufacturing, retail, and entertainment venues into Pasco County. Zephyrhills is an affordable rural community, accessed by US301.

Areas just south of I-4 and along US301 are similar in character, demographics, and work- commute times. These submarkets are expected to provide potential renters for Zephyrhills Property 1, Zephyrhills Property 2 and Zephyrhills Property 3. Dade City and Plant City are important nodes in this PMA.

The company believes that population growth is robust in this area, particularly among those looking to rent a home. The area directly around the subject property is rural in character, and this is in line with the company’s strategy. The company intends to bring affordable detached housing to the market, and to target renters who prioritize space and a detached home over the aesthetics of the surrounding area.

Below is a map depicting the primary market area.

The single family manufactured homes on the Zephyrhills Property 1 and Zephyrhills Property 2 and Zephyrhills Property 3 will likely have the following attributes:

Approximate square foot of each manufactured home	1,375 square feet
Number of Bedrooms	3
Number of Bathrooms	2
Backyard	Yes
Parking concrete slab	Yes
Access to Community Amenities	Yes
Hard-surfaced floors	Yes
Senior grade insulation	Yes
Full FEMA- code storm protection	Yes
Optional features may include track lighting, recessed lighting, and crown- molding.	Yes

Market

The global manufactured housing market size was valued at $27,188 million in 2019 and is projected to reach $38,848 million by 2027. Manufactured housing is a revolutionary solution for the problem of affordable and quality accommodation globally. According to Manufactured Housing Institute (“MHI”) based in U.S., cost of construction per square foot is considerably less for manufactured housing units as compared to site build traditional homes.

Further, there is scant competition in the manufactured home rental space, as traditional manufactured home communities sell their homes to homeowners. The company, on the other hand, intends to rent the homes to tenants. Rents for similarly sized conventionally built homes can be $1,000 per month greater.

Several manufactured home communities have homes that are rented to tenants for prices consistent with what the company plans to charge, but for homes that are 30 years + old. All of the homes that the company intends to build will be brand new. In in-migration states such as Florida and others in the Southeast, rental demand is very strong, driving up considerably the rental cost of conventionally built homes, causing demand for more affordable rental housing. We believe the manufactured home fills this gap.

The 2008 financial crisis launched one of the largest distressed-buying opportunities in American history. By 2013, major institutional investors were buying homes through poorly disguised subsidiaries. Tens of thousands of homes built for homeowner sale were instead going into rental pools of regional and national rental operators.

As these large pools of undervalued homes began to disappear toward the end of the recession, institutional investors began searching around the country for new home product. Today, they have not abandoned their existing home acquisitions; however, they are showing acute interest in amassing large inventories of homes that carry with them the trait – “everything is new.” Build-For-Rents with new finishes and the latest appliances are in high demand, as are replacement properties for renters seeking to trade up.

The company believes that institutional investors prefer these new Build-For-Rents with standard builder warranty attributes that insulate them from significant operating expenses. With “new” homes, the rental operators can easily predict property taxes and property insurance as their primary, if not sole costs of operation.

Cultural and Generational Shifts in Housing

In addition to the post-recession impact on the Build-For-Rent market, there is an ongoing cultural/demographic shift impacting the affordable single-family residential sector in the US. There has been strong mid-level employment growth in Florida that has expanded the population and increased demand for rental properties in the company’s initial market.

More American families are renting homes now than ever before. This is a reversal from the Baby-Boomer generation that was dedicated to home ownership as a fundamental part of the “American Dream” between WWII and the end of the century. Baby-Boomers saw homes in the ‘70’s, ‘80’s and ‘90’s rapidly multiply in value. Those growth rates no longer exist in most US regions. Interestingly, many Baby-Boomers are also seeking rentals now.

Millennials in many cases don’t have the financial means to purchase a home. They also generally favor renting or leasing items instead of owning them as they are more focused on experiences than material goods. Furthermore, their joint family standard deduction on their annual tax returns of $24,000 competes with the itemized interest and property tax deductions for homes $400,000 or less in price. The lack of opportunity for capital appreciation and the loss of some of the tax deduction benefits are tipping the balance in the rent vs. buy equation.

Traditional garden apartments and townhomes have gotten expensive with rents approaching the $1,750 to $2,000 range in most growing metropolitan service areas. The company believes that renters are increasingly interested in detached living in homes and can achieve that with little or no increase in monthly rental cost.

As demographics have changed, cultural shifts have occurred and new tax laws have been implemented, the company believes that there has been a rush into rental housing. In turn, this has stoked acute demand among institutional investors for Build-For-Rent’s and created large opportunities for the company’s offerings.

Market Segment Size and Growth

Single Family Rental homes are the company’s target market:

•	3.9 million new rental units are forecast for 2016-2020, of which 1.5 million are expected to be homes.

•	9.2% increase in home rental units from 2016-20.

•	Total target market is 17.2 million home rental units.

Much of this growth is being fueled by the under-supply of rental housing inventory. Purchases of Build-For-Rent homes, to satisfy this demand, are being driven by large scale orders and requests for proposals from institutional investors. The company estimates that hundreds of billions of dollars are currently being invested in the single-family rental sector over the next five years.

Competition

There are numerous developers, private equity funds, and other home builders competing with the company in the development of manufactured home rental communities. Those competitors include, but are not limited to the following:

•	Toll Brothers

•	Taylor Morrison

•	NexMetro

•	AHV Communities

•	BB Living

•	Christopher Todd Communities

•	Camillo Homes

Further, we believe large developers like Lennar are likely to pursue this Build-For-Rent market in the near future. The company may differentiate itself from these other Build-For-Rent developers in a number of ways including the following:

•	Adding Eco Living options:

•	Environmentally friendly alternatives that can potentially lower renters’ costs and/or allow landlords to increase rents.

•	Features may include low e-impact windows, ISO insulation, venting, etc. These additions can be achieved for as low as $5-8 per square foot and make the home more appealing.

•	Employ highly qualified land/entitlement/zoning executives to aggressively pursue and manage the bidding process. The company believes the bidding process will be the most competitive aspect with regards to the process of acquiring and developing manufactured rental home communities.

Management Services from ERC Parent

ERC Communities 1 has entered into a revised management services agreement with ERC Parent effective as of August 5, 2019 (the “Management Services Agreement”). Under that agreement, ERC Parent will provide management services to ERC Communities 1. ERC Communities 1 will pay ERC Parent a monthly management fee of 3.0% of “assets under development”. “Assets under development” is calculated as the total amount of development assets in process, which would include the total costs of land, development and entitlement costs, all construction costs, and contractor fees. The monthly fee for each quarter will be determined by the amount of assets under development determined for the most recently completed quarter. ERC Parent may suspend or defer the management fee in its discretion if such management fee would cause the company financial hardship or negative cash flow. To date, all fees have been waived by ERC Parent.

The initial term of the agreement is for ten years. Upon expiration of the agreement, it will automatically renew for another two years. Either party can terminate the agreement provided 120 days written notice has been given to the other party. The agreement may also be terminated upon certain events of default, including material breaches of the agreement and also if one party files for bankruptcy or otherwise liquidates. In the event ERC Parent were to file for bankruptcy or otherwise liquidate, the company would have to seek another provider of management services or make arrangements for such services to be provided in-house, including the hiring of additional personnel.

The management team members of ERC Parent who will provide services to ERC Communities 1 currently are Gerald Ellenburg, Ryan Ellenburg and Ryan Koenig. The management team of the company consists of Gerald Ellenburg, Ryan Ellenburg and Ryan Koenig. See “Interest of Management and Others in Certain Transactions — Relationship with ERC Parent.”

While the company intends to have sufficient equity to procure mortgages on its own, in some cases it may have to rely on guarantees from other entities, including ERC Parent. There are currently no arrangements for such guarantees from any party, and the Management Services Agreement does not commit ERC Parent to make any such guarantees if the company has insufficient equity.

Employees

The company currently has no employees. Currently, three employees at ERC Parent spend half of their time working on matters related to ERC Communities 1. ERC Parent pays the employees.

Pursuant to the Management Services Agreement, ERC Parent intends to oversee the development and construction of our first projects. During the initial year of development and as the development nears completion, the ERC Parent executives will commence hiring the full-time direct staff that ERC Communities will then employ.

Regulation

It is likely that various licenses and permits will be required to operate our business, such as construction permits, county resale tax certificate, “Doing Business As” certificate and elevator and fire department certificates. The land clearing permit for ERC Zephyrhills 1 has been obtained. Other applicable permits for the ERC Zephyrhills 1, ERC Zephyrhills 2 and ERC Zephyrhills 3 have not yet been acquired.

Litigation

We are not aware of any pending or threatened legal actions that we believe would have a material impact on our business.

Property

In August 2020, a subsidiary of the company, ERC Zephyrhills, acquired land in Zephyrhills, Florida for the development of a 60 unit manufactured home rental community located at 39575 North Avenue, Zephyrhills, FL 33542.

In September 2022, a subsidiary of the company, ERC Zephyrhills, acquired land in Zephyrhills, Florida for the development of a 58 unit manufactured home rental community located adjacent to 39575 North Avenue, Zephyrhills, FL 33542.

In July 2023, a subsidiary of the company, ERC Zephyrhills, acquired land in Zephyrhills, Florida for the development of a 65 unit manufactured home rental community located at 6042 23rd St., Zephyrhills, FL 33542.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with ERC Parent. We discuss these conflicts below.

General

ERC Parent is the parent company of ERC Communities 1 and currently holds all of the issued Class B Common Stock of ERC Communities 1. ERC Parent is also affiliated with GolfSuites, and GolfSuites subsidiaries, many if not all of the executives are the same for ERC Parent, ERC Communities , GolfSuites, and GolfSuites subsidiaries.

The owners and executives of the company have legal obligations with respect to ERC Parent, GolfSuites, and GolfSuites subsidiaries that are similar to their obligations to us. In the future, these persons and other affiliates of these companies may organize/acquire for their own account real estate-related or debt-related investment programs. While ERC Parent and the company is not in direct competition with GolfSuites and GolfSuites subsidiaries since GolfSuites and its subsidiaries are focusing on developing commercial properties and ERC Communities is focusing on residential developments, there is a chance that certain of GolfSuites acquisitions could have been suitable for us.

Allocation of Our Affiliates’ Time

ERC Communities 1 currently relies on ERC Parent’s executive officers and other professionals who act on behalf of ERC Parent, for the day-to-day operation of our business. As the business matures, our intent is for our company to develop its own management team to take over the day-to-day operations of business.

Until that occurs and as a result of the executives competing responsibilities, their obligations to other investors and the fact that they will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time to ERC Communities 1 and other entities and other business activities in which they are involved. However, the company believes that the executive officers and investment professionals have sufficient depth to fully discharge their responsibilities to the company and the other entities for which they work, see “The Company’s Business – Management Services from ERC Parent.”

Receipt of Fees and Other Compensation by ERC Parent and its Affiliates

ERC Parent and its affiliates will receive substantial fees from the company, which fees will not be negotiated at arm’s length. These fees could influence ERC Parent’s advice to the company as well as the judgment of the affiliated executives of ERC Parent and ERC Communities 1 (which are one in the same). For additional information see “The Company’s Business – Management Services from ERC Parent” for conflicts relating to the payment structure between ERC Parent and ERC Communities 1. See the table below for a discussion of these fees.

PAYMENT	DESCRIPTION	AMOUNT	PAYOR	PAYEE	TOTAL AMOUNT ANNUALLY
Management Services	ERC Parent provides the following services to ERC Communities 1: • Supervision the operations of ERC 1 • Management of all necessary negotiations relating to the business, personnel, etc.	A monthly payment of 3.0% of the assets under development.	ERC Communities 1, Inc.	ERC Parent	2021: Payment of fees were waived by ERC Parent. 2022: Payment of fees were waived by ERC Parent. 2023: Payment of fees were waived by ERC Parent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to several factors, including those discussed elsewhere in this Offering Circular.

Overview

ERC Communities 1, Inc. is an early-stage company devoted to the development of residential real estate in the Florida area of the United States. The company incorporated in 2018 in the state of Delaware.

The company anticipates that its revenues will come from the following activities:

•	Sale of Build-For-Rent real estate

•	Rental of Build-For-Rent real estate

The company will collect revenue upon sale of a property and recognize the revenue when the sale is made. Operating expenses currently consist of advertising and marketing expenses and general administrative expenses.

Results of Operations

For the six-month period ended June 30, 2023 and the six-month period ended June 30, 2022

For the six-month period ended June 30, 2023 (“Interim 2023”) and the six-month period ended June 30, 2022 (“Interim 2022”), the company has had no revenues during the relevant periods.

Total operating expenses for the Interim 2023 decreased to $1,371 from $30,685 in Interim 2022. For Interim 2023, the company incurred $0 in professional fees compared to $27,905 in Interim 2022. During Interim 2023 the company did not acquire properties located further than a 10 mile radius from the properties that it owned. Accordingly, the company has not been required to undertake new due diligence.

As a result of the foregoing, the company generated a net loss for Interim 2023 and Interim 2022 of $1,371 and $30,685, respectively.

For the Period ended December 31, 2022 and December 31, 2021

For the period ended December 31, 2022 (“Fiscal 2022”) the company had revenues in the amount of $0 compared to $660,000 for the period ended December 31, 2021 (“Fiscal 2021”). The Fiscal 2021 revenues were attributable to the sale of the land previously expected to be developed by Wesley Chapel.

The company’s cost of revenues decreased to $0 for Fiscal 2022 compared to $654,349 in Fiscal 2021 due cost of the Wesley Chapel property.

Total operating expenses for the year ended December 31, 2022, decreased to $32,780 from $53,702 for the year ended December 31, 2021, a decrease of $20,994 (39%). Professional fees related to the annual audit, accounting, and legal accounted for $27,905 in Fiscal 2022 and $52,000 in Fiscal 2021.

Other income (expense) includes Reg A share sale costs and interest expense. The company spent $80,704 in Fiscal 2022 and $51,966 in Fiscal 2021 in other expenses. These expenses were incurred due to the Reg A share sale costs.

As a result of the foregoing, the company generated a net loss for Fiscal 2022 in the amount of $113,484 compared to a net loss for Fiscal 2021 in the amount of $100,047.

Liquidity and Capital Resources

As of June 30, 2023, the company’s cash and cash equivalents was $102,703.

Currently, the company is not generating a profit. Accordingly, since inception ERC Communities 1 has relied upon the cash advances from its current shareholder, ERC Parent, and management; mortgages on the properties; as well as funds raised from its Regulation A offering. The company plans to continue to try to raise additional capital through additional offerings. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Indebtedness

The company has received working capital, to cover expenses and costs while preparing for the securities offering, from ERC Parent and various of its shareholders. The total of these advances was converted to additional paid-in capital (“Additional Paid-in Capital”) in 2022 and 2023. The balance of these advances at December 31, 2022 totaled $1,931,398 and $2,006,398 as of June 30, 2023. In the future, the company anticipates that it will continue to receive working capital from ERC Parent. As these agreements are between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s length arrangement.

On September 8, 2022, ERC Zephyrhills, LLC and R2R Capital – ERC Zephyrhills Lender, LLC, entered into a note payable in the amount of $1,200,000. The note is secured by the property located at Zephyrhills 1 and Zephyrhills 2. The interest rate is 11.75% at December 31, 2022. The note calls for monthly interest only payments and matures March 6, 2023. Borrower extended the maturity to March 6, 2024 by exercising two, six-month extensions.

On July 24, 2023, ERC Zephyrhills, LLC and Sierra Five Investments, LLC entered into a note payable in the amount of $367,000 with an interest rate of 15%. The note payable matures on August 1, 2026.

Currently, the company is not generating a profit. Accordingly, since inception ERC Communities 1 has relied upon the cash advances from its current shareholder, ERC Parent, and management; mortgages on the properties; as well as funds raised from its 2019 Regulation A offering and 2022 Regulation A offering. The 2022 Regulation A offering closed on July 5, 2023 and raised $375,350. The company plans to continue to try to raise additional capital through additional offerings. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Trends

The company is now planning to include the use of manufactured homes in its development plans, to both increase the volume of units that the company will be able to development as well as to lower the costs of eventual rents.

The company believes that COVID-19 has sharpened renters’ desire and demand for separate living. The increase pricing and interest rates continue to make home rentals more attractive for families.

Going Concern

The company’s financial statements are prepared on a going concern basis. The company began operation in 2018 and has limited operating history. The company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the company is not able to continue as a going concern.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the officers and directors of the company as of January 24, 2024.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director, Chairman and CEO	ERC Communities, Inc.	74	November 8, 2018 - Present
Ryan Ellenburg	Director	ERC Communities, Inc.	42	January 6, 2023 - Present
Ryan Koenig	President and COO	ERC Communities, Inc.	45	November 8, 2018 - Present

The table below sets forth the officers and directors of ERC Communities, Inc., (“ERC Parent”) as of November 8, 2023.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director Chairman Chief Executive Officer	ERC Communities, Inc.	74	November 8, 2018
Ryan Koenig	Director Chief Development Officer	ERC Communities, Inc.	45	November 8, 2018
Ryan Ellenburg	Director	ERC Communities, Inc.	42	January 6, 2023

Gerald Ellenburg

Gerald Ellenburg (“Jerry”) is the Chairman and Chief Executive Officer of ERC Parent since August 2016. Jerry also serves as the Chairman and Chief Executive Officer of GolfSuites, Inc. since October 2018. Jerry has a total of 35 years of experience in the following areas:

•	real estate ownership,

•	management and the financing of multi-family properties, and

•	management of over $750 million in debt and equity financings.

This includes Jerry’s work with Ryan Koenig at ERC Homes, LLC. They worked together at ERC Homes, LLC from 2011 until September 1, 2022. ERC Homes, LLC was dissolved on September 23, 2022. ERC Homes was a home renovation and new-construction development company that developed approximately 175 homes during this time-period. The primary activity of ERC Homes was the acquisition and renovation of bank-foreclosed single-family residences.

Jerry graduated from the University of California, Berkeley in 1971, and is a California-licensed CPA (inactive).

Ryan Koenig

Ryan Koenig is the President and Chief Operating Officer of ERC Communities, Inc., a position he has held since December 2018. From March 2011 until September 1, 2022, he has been the Chief Development Officer at eResidential and Commercial LLC (ERC Homes), where he worked with Jerry Ellenburg. Ryan has over 20 years of experience in real estate development and construction with the following companies: Wood Partners Camden Properties, Turner Construction and Zaremba Development. Ryan has overseen approximately $500 million in completed construction projects.

Ryan Ellenburg

Ryan Ellenburg was appointed as member of the Board of Directors of the company on January 6, 2023. Ryan Ellenburg has been consulting with the capital markets team for ERC Communities, Inc., ERC Communities 1, Inc., GolfSuites, Inc., and GolfSuites 1, Inc. since June 2019. In January 2023, Ryan joined the board of directors for ERC Communities, Inc., and ERC Communities 1, Inc. Previously, from September 2017 until June 2019, Ryan was employed by Allied Universal as a security contractor. During that time frame his primary clients were PG&E and ServiceNow. Ryan is no stranger to technology and finance and has been improving systems since value engineering construction projects in college and then overseeing standard upgrades for worldwide Silicon Valley accounts. Mr. Ellenburg is a graduate of the Georgia Institute of Technology in 2004.

Kevin Harrington

Kevin Harrington is an advisor to the company and is currently being considered for a Board of Directors position. Kevin Harrington has been active entrepreneur since 1985, including co-founding HSN Direct International, Inc. in 1984, serving as President of Harrington Business Development, Inc., and many other business roles.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

ERC Parent paid certain officers and directors of the company the following amounts as of December 31, 2023, for the services they provided to the company.

Executive Officer or Director	Total Amount Received
Gerald Ellenburg	$142,300
Ryan Koenig	$123,700

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager and other vice presidents for operations, finance and administration.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of January 24, 2024 ERC Communities 1 voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	ERC Communities, Inc. (ERC Parent) 650 East Bloomingdale Avenue, Brandon, FL 33511	16,000,000	N/A	100%
Class A Common Stock	All executive officers and directors as a group	0	N/A	N/A

There are currently 131,898 outstanding shares of our Class A Common Stock and 141,308 outstanding shares of Class A Preferred Stock, where no person owners more than 10%.

The following table sets out, as of January 24, 2024, ERC Parent’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of ERC Parent’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	Gerald Ellenburg (1)	63,800,000	N/A	32.4%
Class B Common Stock	Ryan Koenig (1)	39,300,000	N/A	20.0%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o ERC Communities, Inc. 650 East Bloomingdale Avenue, Brandon, FL 33511.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Relationship with ERC Parent

The company has received working capital, to cover expenses and costs while preparing for the securities offering, from ERC Parent. The total of these advances was converted to Additional Paid-in Capital in 2022 and 2023. The balance of these advances at December 31, 2022 totaled $1,931,398 and $2,006,398 as of June 30, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Liquidity and Capital Resources – Indebtedness.” In the future, the company anticipates that it will continue to receive working capital from ERC Parent. As these agreements are between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s length arrangement.

The company has issued 16,000,000 shares of Class B Common Stock to ERC Parent, at par, in exchange for $160.

Management Services Agreement

The company has entered into a Management Services Agreement with ERC Parent. Pursuant to this agreement, ERC Parent provides services to ERC Communities 1 including:

•	Supervision the operations of ERC 1, and

•	Management of all necessary negotiations relating to the business, personnel, etc.

In return for the aforementioned services the company has agreed to pay ERC Parent a monthly management fee of 3.0% of the assets under development. The initial term of the agreement is for ten years. For the years ended December 31, 2022, and December 31, 2021, the company paid ERC Parent $0 and $0, respectively, under the agreement. See “The Company’s Business – Management Services from ERC Parent” and “The Company’s Business – Conflicts of Interest – Receipt of Fees and Other Compensation by ERC Parent and its Affiliates.”

Some of the parties involved with the operation and management of the company, including two of our three directors, Gerald Ellenburg and Ryan Koenig, are also officers and directors in ERC Parent. These persons have legal obligations with respect to ERC Parent that are similar to their obligations to us.

Relationship with GolfSuites, Inc.

Some of the parties involved with the operation and management of the company, including Gerald Ellenburg, Ryan Ellenburg, and Ryan Koenig have a relationship with GolfSuites, and GolfSuites’s subsidiaries, where they work in similar capacities, this relationship that may create disincentives to act in the best interest of the company and its investors. While the company will not be competing for the same real estate interests as GolfSuites, there is no guarantee that these conflicts may inhibit or interfere with the sound and profitable operation of the company.

SECURITIES BEING OFFERED

ERC 1 is offering Class A Common Stock in this offering. As of January 24, 2024, the company has 131,898 shares of Class A Common Stock outstanding.

ERC 1’s authorized capital stock consists of 150,000,000 shares of Common Stock (the “Common Stock”), at $0.00001 par value, of which 134,000,000 shares are Class A Common Stock (“Class A Common Stock”) and 16,000,000 shares are Class B Common Stock (“Class B Common Stock”) and 50,000,000 shares of Preferred Stock, at $0.00001 par value, of which 8,333,333 shares are Class A Preferred Stock (“Class A Preferred Stock”).

Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that each holder of Class B Common Stock is entitled to 5 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock. The company may issue fractions of shares.

The following is a summary of the rights of ERC 1’s capital stock as provided in its Amended and Restated Certificate of Incorporation, as amended and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of ERC 1’s capital stock, you should refer to its Amended and Restated Certificate of Incorporation, as amended and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Class A Common Stock

Voting Rights.

Each holder of ERC 1’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC 1.

Class B Common Stock

Voting Rights.

Each holder of ERC 1’s Class B Common Stock is entitled to five votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock and Class A Preferred Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC 1.

Conversion Rights.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to ERC 1.

All Classes of Common Stock

Dividends.

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Class A Preferred Stock), shareholders of ERC 1’s Class A Common Stock and Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. Any dividends in excess of dividends payable to holders of the Class A Preferred Stock, will be paid ratably among the holders of Class A Common Stock, Class B Common Stock and Class A Preferred Stock on an as-converted basis. ERC 1 has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future on its Common Stock.

Liquidation Rights.

In the event of ERC 1’s liquidation, dissolution or winding up, holders of ERC 1’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of ERC 1’s debts and other liabilities and the satisfaction of any liquidation preference granted to holders of Class A Preferred Stock; however if the amount of that the holders of Class A Preferred Stock would receive based on the pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis is greater than the then applicable liquidation preference available to Class A Preferred Stock, the holders of Class A Preferred Stock, Class A Common Stock and Class B Common Stock will receive that amount.

Other Rights.

Holders of ERC 1’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to ERC 1’s Class A or Class B Common Stock.

All Class of Preferred Stock

We have authorized the issuance of three class of Preferred Stock, designated Class A Preferred Stock, Class B Preferred Stock and Series A Participating Equity. There are no outstanding shares of Class B Preferred Stock or Series A Participating Equity, nor does ERC 1 intend to issue shares of either of those classes of securities.

In addition, our board of directors will have the authority, without further action by our stockholders, to designate and issue shares of Preferred Stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until such time as our board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of common stock; reducing the likelihood that holders of common stock will receive dividend payments;

•	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•	delaying, deterring, or preventing a change-in-control or other corporate takeover.

Class A Preferred Stock

Voting Rights.

Each holder of ERC 1 Class A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Preferred Stock at all times shall vote together with holders of the Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of ERC 1.

Dividends.

Each share of Class A Preferred Stock is entitled to cumulative dividends which shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 10% per annum on the sum of the invested amount sum plus all unpaid accrued and accumulated dividends thereon. The company intends to pay the dividends quarterly.

In the event the company declares a dividend distribution to the Common Stockholders, all Class A Preferred Stockholders will receive their pro rata share.

Liquidation preference.

In the event of a liquidation, investors will be entitled to receive the greater of their total investment amount in the shares of Class A Preferred Stock and any accrued and unpaid dividends or their pro rata percentage of the proceeds calculated based on the number of shares owned by each investor on an “as converted to Common Stock” basis.

Conversion.

The Class A Preferred Stock is convertible into the Class A Common Stock of the company as provided by Section 5 of the Amended and Restated Certificate of Incorporation. Each share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully paid, nonassessable shares of Class A Common Stock determined by dividing the Conversion Price (defined therein), as adjusted for any accrued and unpaid dividends, by the original purchase price. The Conversion Price is the original purchase price, adjusted from time to time as described below under “Anti-Dilution Rights”.

Holders of the Class A Preferred Stock may convert their shares of Preferred Stock into Common Stock in their sole discretion. In the event of a Qualified Public Offering, as defined in the Amendment to the Certificate of Incorporation conversion of the Class A Preferred Stock is mandatory.

Anti-Dilution Rights

Holders of Class A Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the Class A Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Class A Preferred Stock then in effect, the conversion price of the Class A Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

These terms generally provide that if the company issues certain additional shares of Common Stock (as detailed in the Amended and Restated Certificate of Incorporation) without consideration or for a consideration per share less than the Conversion Price, in effect on the date of and immediately prior to such issue, then, the Conversion Price will be reduced. The new Conversion Price will be the amount equal to the quotient obtained by dividing the (i) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (as determined on an as-converted basis) times the Conversion Price then in effect with (B) the consideration, if any, from that issuances by (ii) the sum of (A) the number of shares of Common Stock deemed outstanding prior to such issuance (a determined on an as-converted basis) plus the number of such additional shares of Common Stock so issued.

Other Rights.

Holders of ERC 1 Class A Preferred Stock have no preemptive, subscription or other rights, and there is no redemption or sinking fund provisions applicable to its’ Class A Preferred Stock.

All Classes of Stock

Forum Selection Provisions

Section VII of our Amended and Restated Certificate of Incorporation contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of ERC 1’s Class A and Class B Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine.  These sections shall not apply to actions arising under the federal securities laws.

Section 6 of our subscription agreement (which appears as an exhibit to the Offering Statement of which this offering circular forms a part) provides that the Court of Chancery in the State of or alternatively if that is not enforceable competent federal courts in the State of Delaware are the exclusive forums for the purpose of any suit, action or other proceeding arising out of or based upon the agreement.

Jury Trial Waiver

The Court of Chancery in the State of Delaware is a non-jury trial court. The parties in any lawsuits where the forum selection provisions are applicable will not be entitled to a jury.

Moreover, holders of Shares of our Class A Common Stock will be bound by the subscription agreement, which provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. The company will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

ERC Communities 1, Inc.
and Subsidiaries

Consolidated Financial Statements

As of, and for the Years Ended December 31, 2022 and 2021

INDEPENDENT AUDITOR’S REPORT

April 25, 2023

To:      Board of Directors, ERC Communities 1, Inc.

Re:      2022 Consolidated Financial Statement audit

We have audited the accompanying consolidated financial statements of ERC Communities 1, Inc. and subsidiaries (the “Company”), which comprise the balance sheet as of December 31, 2022 and 2021, and the related statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the calendar year periods ended 2021 and 2020, and the related notes to such consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations, shareholder equity and its cash flows for the calendar years ended 2022 and 2021 and in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 25, 2023

ERC Communities 1, Inc.
and Subsidiaries

Consolidated Financial Statements
As of, and for the Years Ended December 31, 2022 and 2021

ERC Communities 1, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2022 and 2021

	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$187,558	$2,506
Property, plant and equipment
Land	1,697,641	1,018,768
Construction-in-progress	590,547	3,995
Total property, plant and equipment	2,288,188	1,022,763
Other assets	-	25,000
TOTAL ASSETS	$2,475,746	$1,050,269

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Current liabilities
Notes payable, current portion	$-	$500,000
Non-current Liabilities
Notes payable, long-term portion	1,200,000	-
Advances from shareholders of ERC Communities, Inc. (parent company)	-	328,000
Advances from ERC Communities, Inc. (parent company)	-	1,004,499
Total non-current liabilities	1,200,000	1,332,499
TOTAL LIABILITIES	1,200,000	1,832,499
Shareholders' equity
Common stock, Class A: 134,000,000 shares authorized, $0.00001 par, 0 shares issued and outstanding	-	-
Common stock, Class B: 16,000,000 shares authorized, $0.00001 par, 16,000,000 shares issued and outstanding	160	160
Additional paid-in capital	1,931,398	-
Preferred stock, Class A: 8,333,333 shares authorized, 90,672 and 64,318 shares issued and outstanding, respectively	673,010	384,266
Preferred stock, other: 41,666,667 shares authorized, no shares issued and outstanding	-	-
Retained deficit, net of distributions	(1,328,822)	(1,166,656)
TOTAL STOCKHOLDERS' EQUITY	1,275,746	(782,230)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,475,746	$1,050,269

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries
Consolidated Statement of Operations
For the Years Ended December 31, 2022 and 2021

	2022	2021
Revenues	$-	$660,000
Cost of revenues	-	654,349
Gross profit	-	5,651
Operating expenses
Advertising and marketing	-	-
Salaries
Operational	-	-
Corporate	-	-
Property lease and affiliated costs	-	-
Equipment and repairs	-	-
Utilities and telephone	-	-
Insurance	-	-
Professional fees	27,905	52,000
Property and local taxes	2,600	1,038
Other selling, general and administrative	2,275	664
Total operating expenses	32,780	53,702
Operating loss	(32,780)	(48,051)
Other expenses
Reg A share sale costs	80,704	51,996
Interest expense	-	-
Total other expenses	80,704	51,996
Net loss	$(113,484)	$(100,047)

Basic loss per common share	$(0.00709)	$(0.00625)
Diluted loss per common share	$(0.00706)	$(0.00623)

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2022 and 2021

										Retained
	Class A		Class B		Additional	Class A		Other		Earnings,	Stockholders'
	Common Stock		Common Stock		Paid-in	Preferred Stock		Preferred Stock		Net of	Equity
	Shares	Value	Shares	Value	Capital	Shares	Value	Shares	Value	Distributions	(Deficit)
Balance as of December 31, 2020	-	$-	16,000,000	$160	$-	64,318	$384,266	-	$-	$(1,033,623)	$(649,197)
Share issuance and contributed capital	-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	(100,047)	(100,047)
Dividends	-	-	-	-	-	-	-	-	-	(32,986)	(32,986)
Balance as of December 31, 2021	-	-	16,000,000	160	-	64,318	384,266	-	-	(1,166,656)	(782,230)
Share issuance and contributed capital	-	-	-	-	1,931,398	26,354	288,744	-	-	-	2,220,142
Net loss	-	-	-	-	-	-	-	-	-	(113,484)	(113,484)
Dividends	-	-	-	-	-	-	-	-	-	(48,682)	(48,682)
Balance as of December 31, 2022	-	$-	16,000,000	$160	$1,931,398	90,672	$673,010	-	$-	$(1,328,822)	$1,275,746

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash Flows from Operating Activities
Net loss	$(113,484)	$(100,047)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities
Other assets	25,000	(9,000)
Reg A share sale costs	80,704	51,996
Net cash used in operating activities	(7,780)	(57,051)

Cash Flows from Investing Activities
Property, plant and equipment acquisitions	(1,265,425)	(192,248)

Cash Flows from Financing Activities
Proceeds from notes payable	1,200,000	-
Capital contribution	1,931,398	-
Principal payments on notes payable	(500,000)	-
Advances from shareholders of ERC Communities, Inc. (parent company)	(328,000)	-
Advances from ERC Communities, Inc. (parent company)	(1,004,499)	332,105
Issuance of preferred stock	288,744	-
Dividends	(48,682)	(32,986)
Reg A share sale costs	(80,704)	(51,996)
Net cash provided by financing activities	1,458,257	247,123
Net Change In Cash and Cash Equivalents	185,052	(2,176)
Cash and Cash Equivalents, Beginning of Period	2,506	4,682
Cash and Cash Equivalents, End of Period	$187,558	$2,506

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.

Notes to Financial Statements

As of December 31, 2022

NOTE 1 - NATURE OF OPERATIONS

ERC Communities 1, Inc. (which may be referred to as “ERC 1”, the “Company,” “we,” “us,” or “our”) is an early-stage company devoted to the development of residential real estate in the Florida area of the United States. The Company incorporated in 2018 in the state of Delaware.

ERC 1 is an SEC registered entity under Regulation A Plus – Tier 2 (“Reg A”). As of December 31, 2022 preferred shareholders owned 177,584 convertible preferred shares, which can be converted on a one-to-one basis for common shares, at any time.

In July 2020 the Company formed a limited liability company – ERC Zephyrhills, LLC, a Florida limited liability company (“Zephyrhills”) which now owns two parcels for development and is in contract for two additional parcels – a 60-unit site was acquired in August 2020, an adjacent 60- unit site was acquired in September 2022, and two additional sites are in contract – a 45-unit site adjacent to the two referenced sites and a 90-unit site approximately 5 miles away from the three referenced sites, both of which are scheduled to close escrow in the second and third quarters of 2023.

There currently exists a $1,200,000 mortgage, on the two owned sites. Additionally, the same lender is in contract to provide mortgage financing for the third and fourth sites, as well as construction financing for those sites.

On January 27, 2021, the Company formalized the formation of ERC Wesley Chapel, LLC (“Wesley Chapel”), a Florida limited liability company. Wesley Chapel acquired land with a cost of $548,500 for the development of a 40-unit manufactured home development. The land was secured by a mortgage of $355,000. In December 2021, the plans for Wesley Chapel were terminated, the land was sold, and the mortgage was paid off.

Since inception, the Company has relied on advances from affiliates to fund its operations. As of December 31, 2022, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note below). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign and funds from revenue producing activities, if and when such operations and offerings can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has adopted December 31 as the year end for reporting purposes.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, economic downturn, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2022 the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less, at the time of purchase, to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of December 31, 2022 and 2021 the Company had Cash and Cash Equivalents of $187,558 and $2,506, respectively.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of December 31, 2022 and 2021 the Company did not have any outstanding accounts receivable.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of December 31, 2022 and 2021 the Company had no depreciable assets. Therefore, no depreciation expense is reported in the financial statements.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2022, the Company’s assets include land for development (including capitalized carrying costs) and construction-in-process.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. Due to its startup position, no tax benefits have been recorded to reflect net operating loss carry forwards. When the Company becomes profitable, the tax loss benefit will be recorded.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, no accruals were needed for uncertain tax positions.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

In 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, as of inception. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

In December 2021 $660,000 of revenue was recognized from the sale of the land previously expected to be developed as Wesley Chapel.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with GAAP, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Earnings per Share

Earnings per share amounts are calculated based on the weighted-average number of shares of common stock outstanding in each year. The basic loss per share is based only on the weighted- average of common shares outstanding. The diluted loss per share is based on the weighted- average of common shares outstanding plus Class A preferred shares, which are convertible to one share of common stock.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, that require organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016- 02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities became effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company implemented ASU No. 2016-02 for lease accounting for 2020.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections,

(iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – EQUITY

The Company has issued 16,000,000 shares of Class B Common Stock to its parent company, at par, in exchange for $160. In 2022 ERC also contributed $1,931,398 to ERC 1 that is shown on the balance sheet as Additional Paid-in Capital. The Company has authorized 134,000,000 shares of Class A common stock and 50,000,000 shares of preferred stock, of which 8,333,333 shares are designated as Class A preferred stock which is convertible into Class A common stock. None of the Class A common stock has been issued. As of December 31, 2022 and 2021, 90,672 and 64,318 shares, respectively, of Class A preferred stock have been issued. The company is offering to sell up to 8,333,333 shares of Class A preferred stock as part of a Regulation A offering (discussed more below).

Class A common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B common stockholders. Class B common stockholders have five votes per share and shares of Class B common stock can be converted into shares of Class A common stock at the option of the holder. Class A preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Class A preferred stock can be converted into shares of Class A common stock at the option of the holder and shares will be automatically converted in the event of a qualified public offering, as defined in the Amended and Restated Certificate of Incorporation.

NOTE 6 – NOTES PAYABLE

Notes payable at December 31, 2022 and 2021 consists of the following debt instruments.

	2022	2021
Zephyrhills - Note payable, dated September 8, 2022, secured by a mortgage on land with an interest rate of prime plus 4.25%; 11.75% at December 31, 2022. The note calls for monthly interest only payments and matures March 6, 2023. Borrower is allowed to extend the maturity to March 6, 2024 by exercising two, six month extensions. Therefore, the balance at December 31, 2022 is classified as long-term.	$1,200,000	$-
Zephyrhills - Note payable secured by a mortgage on land with an interest rate of 12%. Interest only payments are due monthly. The note matures September 30, 2022.	-	500,000
Total	$1,200,000	$500,000

Interest on the Zephyrhills mortgage has been capitalized as development costs and is included in Land on the balance sheet.

NOTE 7 – RELATED PARY TRANSACTIONS

The Company has received working capital, to cover expenses and costs while preparing for the securities offering, from ERC and various of its shareholders. The total of these advances was converted to Additional Paid-in Capital in 2022 (see Note 5 – Equity, above); the balance of these advances at December 31, 2021 totaled $1,332,499.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 25, 2023, the date these financial statements were issued. Based on this evaluation, no material subsequent events were identified which would require adjustment or disclosure in the financial statements of December 31, 2022.

ERC Communities 1, Inc. and Subsidiaries
Consolidating Balance Sheets
As of December 31, 2022 and 2021

	ERC	ERC
	Communities 1,	Zephyrhills,			Consolidated
	Inc.	LLC	Combined	Eliminations	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$160,124	$27,434	$187,558	$-	$187,558	$2,506
Property, plant and equipment
Land	-	1,697,641	1,697,641	-	1,697,641	1,018,768
Construction-in-progress	-	590,547	590,547	-	590,547	3,995
Total property, pland and equipment	-	2,288,188	2,288,188	-	2,288,188	1,022,763
Other assets
Other assets	-	-	-	-	-	25,000
Intercompany advances	1,115,991	-	1,115,991	(1,115,991)	-	-
Total other assets	1,115,991	-	1,115,991	(1,115,991)	-	25,000
TOTAL ASSETS	$1,276,115	$2,315,622	$3,591,737	$(1,115,991)	$2,475,746	$1,050,269

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Notes payable, current portion	$-	$-	$-	$-	$-	$500,000
Non-current Liabilities
Notes payable, long-term portion	-	1,200,000	1,200,000	-	1,200,000	-
Advances from shareholders of ERC Communities, Inc. (parent company)	-	-	-	-	-	328,000
Advances from ERC Communities, Inc. (parent company)	-	-	-	-	-	1,004,499
Intercompany advances	-	1,115,991	1,115,991	(1,115,991)	-	-
Total non-current liabilities	-	2,315,991	2,315,991	(1,115,991)	1,200,000	1,332,499
TOTAL LIABILITIES	-	2,315,991	2,315,991	(1,115,991)	1,200,000	1,832,499
Equity
Member equity	-	(369)	(369)	369	-	-
Common stock, Class A	-	-	-	-	-	-
Common stock, Class B	160	-	160	-	160	160
Additional Paid-in Capital	1,931,398	-	1,931,398	-	1,931,398	-
Preferred stock, Class A	673,010	-	673,010	-	673,010	384,266
Preferred stock, other	-	-	-	-	-	-
Retained earnings	(1,328,453)	-	(1,328,453)	(369)	(1,328,822)	(1,166,656)
TOTAL EQUITY	1,276,115	(369)	1,275,746	-	1,275,746	(782,230)
TOTAL LIABILITIES AND EQUITY	$1,276,115	$2,315,622	$3,591,737	$(1,115,991)	$2,475,746	$1,050,269

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries
Consolidating Statement of Operations
For the Years Ended December 31, 2022 and 2021

	ERC	ERC
	Communities	Zephyrhills,			Consolidated
	1, Inc.	LLC	Combined	Eliminations	2022	2021
Revenues	$-	$-	$-	$-	$-	$660,000
Cost of revenues	-	-	-	-	-	654,349
Gross profit	-	-	-	-	-	5,651
Operating expenses
Advertising and marketing	-	-	-	-	-	-
Salaries
Operational	-	-	-	-	-	-
Corporate	-	-	-	-	-	-
Property lease and affiliated costs	-	-	-	-	-	-
Equipment and repairs	-	-	-	-	-	-
Utilities and telephone	-	-	-	-	-	-
Insurance	-	-	-	-	-	-
Professional fees	27,905	-	27,905	-	27,905	52,000
Property and local taxes	2,600	-	2,600	-	2,600	1,038
Other selling, general and administrative	2,275	-	2,275	-	2,275	664
Total operating expenses	32,780	-	32,780	-	32,780	53,702
Operating income (loss)	(32,780)	-	(32,780)	-	(32,780)	(48,051)
Other expenses
Reg A share sale costs	80,704	-	80,704	-	80,704	51,996
Interest expense	-	-	-	-	-	-
Total other expenses	80,704	-	80,704	-	80,704	51,996
Net loss	$(113,484)	$-	$(113,484)	$-	$(113,484)	$(100,047)

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.

and Subsidiaries

Consolidated Financial Statements

As of, and for the Six Months Ended June 30, 2023 and 2022

UNAUDITED - NO ASSURANCE GIVEN

ERC Communities 1, Inc.

and Subsidiaries

Consolidated Financial Statements

As of, and for the Six Months Ended June 30, 2023 and 2022

UNAUDITED - NO ASSURANCE GIVEN

ERC Communities 1, Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2023, December 31, 2022, and June 30, 2022

UNAUDITED - NO ASSURANCE GIVEN

	June	December	June
	2023	2022	2022
ASSETS
Current assets
Cash and cash equivalents	$102,703	$187,558	$477
Property, plant and equipment
Land	1,802,098	1,697,641	1,071,268
Construction-in-progress	674,089	590,547	3,995
Total property, pland and equipment	2,476,187	2,288,188	1,075,263
Other assets
Advances to ERC Communities, Inc. (parent company)	185,868	-	-
Other assets	-	-	25,000
Total other assets	185,868	-	25,000
TOTAL ASSETS	$2,764,758	$2,475,746	$1,100,740

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Current liabilities
Notes payable, current portion	$-	$-	$500,000
Non-current Liabilities
Notes payable, long-term portion	1,200,000	1,200,000	-
Advances from shareholders of ERC Communities, Inc. (parent company)	-	-	328,000
Advances from ERC Communities, Inc. (parent company)	-	-	1,171,058
Total non-current liabilities	1,200,000	1,200,000	1,499,058
TOTAL LIABILITIES	1,200,000	1,200,000	1,999,058

Shareholders' equity
Common stock, Class A: 134,000,000 shares authorized, $0.00001 par, 35,020 shares issued and outstanding	-	-	-
Common stock, Class B: 16,000,000 shares authorized, $0.00001 par, 16,000,000 shares issued and outstanding	160	160	160
Additional paid-in capital	2,006,398	1,931,398	-
Preferred stock, Class A: 8,333,333 shares authorized, 140,222 shares issued and outstanding	1,221,713	673,010	384,266
Preferred stock, other: 41,666,667 shares authorized, no shares issued and outstanding	-	-	-
Retained deficit, net of distributions	(1,663,513)	(1,328,822)	(1,282,744)
TOTAL STOCKHOLDERS' EQUITY	1,564,758	1,275,746	(898,318)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,764,758	$2,475,746	$1,100,740

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries

Consolidated Statement of Operations

For the Six Months Ended June 30, 2023 and 2022

UNAUDITED - NO ASSURANCE GIVEN

	2023	2022
Revenues	$-	$-
Cost of revenues	-	-
Gross profit	-	-
Operating expenses
Advertising and marketing	-	-
Salaries
Operational	-	-
Corporate	-	-
Property lease and affiliated costs	-	-
Equipment and repairs	-	-
Utilities and telephone	-	-
Insurance	-	-
Professional fees	-	27,905
Property and local taxes	-	2,600
Other selling, general and administrative	1,371	180
Total operating expenses	1,371	30,685
Operating loss	(1,371)	(30,685)
Other expenses
Interest expense	-	-
Total other expenses	-	-
Net loss	$(1,371)	$(30,685)

Basic loss per common share	$(0.00009)	$(0.00192)
Diluted loss per common share	$(0.00008)	$(0.00191)

In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity (Deficit)

For the Six Months Ended June 30, 2023 and 2022

UNAUDITED - NO ASSURANCE GIVEN

	Class A		Class B		Additional	Class A		Other		Retained Earnings,	Total
	Common Stock		Common Stock		Paid-in	Preferred Stock		Preferred Stock		Net of	Stockholders'
	Shares	Value	Shares	Value	Capital	Shares	Value	Shares	Value	Distributions	Equity

Balance as of December 31, 2021	-	$-	16,000,000	$160	$-	64,318	$384,266	-	$-	$(1,166,656)	$(782,230)
Share issuance	-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	(30,685)	(30,685)
Reg A share sale costs	-	-	-	-	-	-	-	-	-	(65,777)	(65,777)
Dividends	-	-	-	-	-	-	-	-	-	(19,626)	(19,626)
Balance as of June 30, 2022	-	-	16,000,000	160	-	64,318	384,266	-	-	(1,282,744)	(898,318)
Share issuance	-	-	-	-	-	26,354	288,744	-	-	-	288,744
Contributed capital	-	-	-	-	1,931,398	-	-	-	-	-	1,931,398
Net loss	-	-	-	-	-	-	-	-	-	(2,095)	(2,095)
Reg A share sale costs	-	-	-	-	-	-	-	-	-	(14,927)	(14,927)
Dividends	-	-	-	-	-	-	-	-	-	(29,056)	(29,056)
Balance as of December 31, 2022	-	-	16,000,000	160	1,931,398	90,672	673,010	-	-	(1,328,822)	1,275,746
Share issuance	35,020	-	-	-	75,000	49,550	548,703	-	-	-	623,703
Net loss	-	-	-	-	-	-	-	-	-	(1,371)	(1,371)
Reg A share sale costs	-	-	-	-	-	-	-	-	-	(297,015)	(297,015)
Dividends	-	-	-	-	-	-	-	-	-	(36,305)	(36,305)
Balance as of June 30, 2023	35,020	$-	16,000,000	$160	$2,006,398	140,222	$1,221,713	-	$-	$(1,663,513)	$1,564,758

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2023 and 2022

UNAUDITED - NO ASSURANCE GIVEN

	2023	2022
Cash Flows from Operating Activities
Net loss	$(1,371)	$(30,685)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities
Other assets	-	-
Net cash used in operating activities	(1,371)	(30,685)

Cash Flows from Investing Activities
Property, plant and equipment acquisitions	(187,999)	(52,500)

Cash Flows from Financing Activities
Proceeds from notes payable	-	-
Capital contribution	-	-
Advances from shareholders of ERC Communities, Inc. (parent company)	-	-
Advances (to) from ERC Communities, Inc. (parent company)	(185,868)	166,559
Issuance of common stock	75,000	-
Issuance of preferred stock	548,703	-
Dividends	(36,305)	(19,626)
Reg A share sale costs	(297,015)	(65,777)
Net cash provided by financing activities	104,515	81,156
Net Change In Cash and Cash Equivalents	(84,855)	(2,029)
Cash and Cash Equivalents, Beginning of Period	187,558	2,506
Cash and Cash Equivalents, End of Period	$102,703	$477

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries

Consolidating Balance Sheets

As of June 30, 2023, December 31, 2022, and June 30, 2022

UNAUDITED - NO ASSURANCE GIVEN

	ERC	ERC			Consolidated
	Communities	Zephyrhills,			June	December	June
	1, Inc.	LLC	Combined	Eliminations	2023	2022	2022
ASSETS
Current assets
Cash and cash equivalents	$102,661	$42	$102,703	$-	$102,703	$187,558	$477
Property, plant and equipment
Land	-	1,802,098	1,802,098	-	1,802,098	1,697,641	1,071,268
Construction-in-progress	-	674,089	674,089	-	674,089	590,547	3,995
Total property, pland and equipment	-	2,476,187	2,476,187	-	2,476,187	2,288,188	1,075,263
Other assets
Other assets	-	-	-	-	-	-	25,000
Intercompany advances	1,276,678	-	1,276,678	(1,276,678)	-	-	-
Total other assets	1,276,678	-	1,276,678	(1,276,678)	-	-	25,000
TOTAL ASSETS	$1,379,339	$2,476,229	$3,855,568	$(1,276,678)	$2,578,890	$2,475,746	$1,100,740

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Notes payable, current portion	$-	$-	$-	$-	$-	$-	$500,000
Non-current Liabilities
Notes payable, long-term portion	-	1,200,000	1,200,000	-	1,200,000	1,200,000	-
Advances from shareholders of ERC Communities, Inc. (parent company)	-	-	-	-	-	-	328,000
Advances from ERC Communities, Inc. (parent company)	(185,868)		(185,868)		(185,868)	-	1,171,058
Intercompany advances	-	1,276,678	1,276,678	(1,276,678)	-	-	-
Total non-current liabilities	(185,868)	2,476,678	2,290,810	(1,276,678)	1,014,132	1,200,000	1,499,058
TOTAL LIABILITIES	(185,868)	2,476,678	2,290,810	(1,276,678)	1,014,132	1,200,000	1,999,058
Equity
Member equity	-	(449)	(449)	449	-	-	-
Common stock, Class A	-	-	-	-	-	-	-
Common stock, Class B	160	-	160	-	160	160	160
Additional paid-in capital	2,006,398	-	2,006,398	-	2,006,398	1,931,398	-
Preferred stock, Class A	1,221,713	-	1,221,713	-	1,221,713	673,010	384,266
Preferred stock, other	-	-	-	-	-	-	-
Retained earnings	(1,663,064)	-	(1,663,064)	(449)	(1,663,513)	(1,328,822)	(1,282,744)
TOTAL EQUITY	1,565,207	(449)	1,564,758	-	1,564,758	1,275,746	(898,318)
TOTAL LIABILITIES AND EQUITY	$1,379,339	$2,476,229	$3,855,568	$(1,276,678)	$2,578,890	$2,475,746	$1,100,740

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc. and Subsidiaries

Consolidating Statement of Operations

For the Six Months Ended June 30, 2023 and 2022

UNAUDITED - NO ASSURANCE GIVEN

	ERC	ERC
	Communities 1,	Zephyrhills,			Consolidated
	Inc.	LLC	Combined	Eliminations	2023	2022
Revenues	$-	$-	$-	$-	$-	$-
Cost of revenues	-	-	-	-	-	-
Gross profit	-	-	-	-	-	-
Operating expenses
Advertising and marketing	-	-	-	-	-	-
Salaries
Operational	-	-	-	-	-	-
Corporate	-	-	-	-	-	-
Property lease and affiliated costs	-	-	-	-	-	-
Equipment and repairs	-	-	-	-	-	-
Utilities and telephone	-	-	-	-	-	-
Insurance	-	-	-	-	-	-
Professional fees	-	-	-	-	-	27,905
Property and local taxes	-	-	-	-	-	2,600
Other selling, general and administrative	1,291	80	1,371	-	1,371	180
Total operating expenses	1,291	80	1,371	-	1,371	30,685
Operating income (loss)	(1,291)	(80)	(1,371)	-	(1,371)	(30,685)
Other expenses
Interest expense	-	-	-	-	-	-
Total other expenses	-	-	-	-	-	-
Net loss	$(1,291)	$(80)	$(1,371)	$-	$(1,371)	$(30,685)

In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

The accompanying notes are an integral part of these financial statements.

ERC Communities 1, Inc.

Notes to Financial Statements

As of June 30, 2023

NO ASSURANCE GIVEN

NOTE 1 - NATURE OF OPERATIONS

ERC Communities 1, Inc. (which may be referred to as “ERC 1”, the “Company,” “we,” “us,” or “our”) is an early-stage company devoted to the development of residential real estate in the Florida area of the United States. The Company incorporated in 2018 in the state of Delaware.

ERC 1 has previously sold shares of its Preferred Stock under an offering statement qualified under Regulation A (“Reg A”). As of June 30, 2023 holders of our Preferred Stock owned 140,222 convertible preferred shares, which can be converted on a one-to-one basis for common shares, at any time.

In July 2020 ERC 1 formed a limited liability company – ERC Zephyrhills, LLC, a Florida limited liability company (“Zephyrhills”) which now owns three parcels for development – a 60-unit site was acquired in August 2020, an adjacent 60-unit site was acquired in September 2022, and an adjacent 65-unit site was acquired in July 2023.

There currently exists a $1,200,000 mortgage on the two owned sites. Additionally, the same lender is in contract to provide mortgage financing for the third site, as well as construction financing for those sites. Another lender has provided mortgage financing for the third site totaling $367,000.

Since inception, the Company has relied on advances from affiliates to fund its operations. As of June 30, 2023, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note below). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign and funds from revenue producing activities, if and when such operations and offerings can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has adopted December 31 as the year end for reporting purposes.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, economic downturn, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of June 30, 2023 the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less, at the time of purchase, to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of June 30, 2023 the Company had Cash and Cash Equivalents of $102,703.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of June 30, 2023 the Company did not have any outstanding accounts receivable.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of June 30, 2023 the Company had no depreciable assets. Therefore, no depreciation expense is reported in the financial statements.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of June 30, 2023, the Company’s assets include land for development (including capitalized carrying costs) and construction-in-process.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. Due to its startup position, no tax benefits have been recorded to reflect net operating loss carry forwards. When the Company becomes profitable, the tax loss benefit will be recorded.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of June 30, 2023, December 31, 2022, and June 30, 2022, no accruals were needed for uncertain tax positions.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

In 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, as of inception. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with GAAP, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Earnings per Share

Earnings per share amounts are calculated based on the weighted-average number of shares of common stock outstanding in each year. The basic loss per share is based only on the weighted-average of common shares outstanding. The diluted loss per share is based on the weighted-average of common shares outstanding plus Class A preferred shares, which are convertible to one share of common stock.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, that require organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities became effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company implemented ASU No. 2016-02 for lease accounting for 2020.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – EQUITY

The Company has authorized 134,000,000 shares of Class A Common Stock and 16,000,000 shares of Class B Common Stock, each with a par value of $0.00001 per share. As of June 30, 2023 there were 35,020 shares of Class A common stock issued and outstanding; all Class B common stock is issued, outstanding and held by ERC, the Company’s parent company. In 2022 ERC contributed $1,931,398 to ERC 1 that is shown on the balance sheet as Additional Paid-in Capital. The Company has authorized 50,000,000 shares of preferred stock, of which 8,333,333 shares are designated as Class A preferred stock which is convertible into Class A Common Stock.  As of June 30, 2023, December 31, 2022 and June 30, 2022, 140,222, 90,672 and 64,318 shares, respectively, of Class A Preferred Stock have been issued.  The company is offering to sell up to 8,333,333 shares of Class A Preferred Stock as part of a Regulation A offering (discussed more below).

Class A common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B common stockholders. Class B common stockholders have five votes per share and shares of Class B common stock can be converted into shares of Class A common stock at the option of the holder. Class A preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Class A preferred stock can be converted into shares of Class A common stock at the option of the holder and shares will be automatically converted in the event of a qualified public offering, as defined in the Amended and Restated Certificate of Incorporation.

On October 4, 2021, the Company filed a Certificate of Designations for Class B Preferred Stock and Series A Participating Equity with the state of Delaware. No shares of Class B Preferred Stock or Series A Participating Equity have been issued.

NOTE 6 – NOTES PAYABLE

Notes payable at June 30, 2023, December 31, 2022 and June 30, 2022 consists of the following debt instruments.

	2023	2022
	June 30	December 31	June 30
Zephyrhills - Note payable, dated September 8, 2022, secured by a mortgage on land with an interest rate of prime plus 4.25%; 11.75% at December 31, 2022. The note calls for monthly interest only payments and matures March 6, 2023. Borrower is allowed to extend the maturity to March 6, 2024 by exercising two, six month extensions. The notes were extended to March 6, 2024. Therefore, the balance at December 31, 2022 is classified as long-term.	$1,200,000	$1,200,000	$-
Total	$1,200,000	$1,200,000	$-

Interest on the Zephyrhills mortgage has been capitalized as development costs and is included in Land on the balance sheet.

NOTE 7 – RELATED PARY TRANSACTIONS

The Company has received working capital, to cover expenses and costs while preparing for the securities offering, from ERC and various of its shareholders. The advances totaled $1,931,398 and was converted to Additional Paid-in Capital in 2022 (see Note 5 – Equity, above).

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through the date these financial statements were issued.  Based on this evaluation, no material subsequent events were identified which would require adjustment or disclosure in the financial statements of June 30, 2023.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	DealMaker Securities LLC Agreement (4)
2.1	Amendment to the Amended and Restated Certificate of Incorporation (1)
2.2	Amended and Restated Certificate of Incorporation (1)
2.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated October 4, 2021(2)
2.4	Certificate of Designations of Class B Preferred Stock and Series A Participating Equity, dated October 4, 2021(2)
2.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated March 3, 2022(2)
2.6	Bylaws (1)
4.1	Subscription Agreement (4)
6.1	Management Services Agreement between ERC Homebuilders 1, Inc. and ERC Homebuilders, Inc. effective as of August 5, 2019 (4)
6.2	Promissory Note with ERC Homebuilders, Inc. dated November 10, 2018 reimbursement due on or before December 31, 2019, with annual interest of 3% (1)
6.3	Agreement of Sale and Purchase dated August 5, 2021(2)
6.4	Promissory Note dated September 8, 2022, between ERC Zephyrhills, LLC and R2R Capital – ERC Zephyrhills Lender, LLC, in the amount of $1,200,000 (1)
6.5	Promissory Note with Sierra Five Investments LLC, dated July 24, 2023 in the amount of $367,000(3)
11.1	Auditors Consent
12.1	CrowdCheck Opinion
13.1	“Testing the Waters” materials (4)

(1) Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987)

(2)       Filed as an exhibit to the ERC Communities 1, Inc. Form 1-K/A dated May 1, 2023 (Commission File No. 24R-0027)

(3)       Filed as an exhibit to ERC Communities 1, Inc. Form 1-SA dated September 27, 2023 (Commission File No. 24R-0027)

(4)       Filed as an exhibit to the ERC Communities 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-12355)

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on January 24, 2024.

ERC Communities 1, Inc.

/s/ Gerald Ellenburg
By Gerald Ellenburg
CEO of ERC Communities 1, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

s/ Gerald Ellenburg
Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: January 24, 2024

/s/ Ryan Ellenburg

Ryan Ellenburg, Director

Date: January 24, 2024